SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SACRED SPICES INC.

(Exact name of Registrant as specified in its charter)

Nevada	2030	37-1930417
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

14 Kajaznuni Street, Apt. 70

Yerevan 0070, Armenia

Tel: +374 (94) 955188

(Address, including zip code, and telephone number, including area code,

of Registrant’s principal executive offices)

GKL Registered Agents of NV, Inc.

3064 Silver Sage Drive, Suite 150
Carson City, NV 89701
P.O. Box 3679
Carson City, NV 89702

Toll Free: (888) NV-AGENT
Local: (775) 841-0644

 (Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies of all correspondence to:

Daniel Masters Attorney at Law P. O. Box 66 La Jolla, CA 92038

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer [ ]
Non-accelerated filer	[X]	Smaller reporting company [ ]

Emerging Growth Company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [X]

Title of Each Class of Securities to be Registered	Amount to be Registered (2)	Proposed Maximum Offering Price per Security (1) ($)	Proposed Maximum Aggregate Offering Price (1) ($)	Amount of Registration Fee ($)
Shares of Common Stock, par value $0.001	5,000,000	0.02	100,000	15.11

(1)            The offering price has been arbitrarily determined by our company and bears no relationship to assets, earnings, or any other valuation criteria. No assurance can be given that the shares offered hereby will have a market value or that they may be sold at this, or at any price.

(2)            Estimated solely for the purpose of calculating the registration fee based on Rule 457 (a).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

Subject to completion, dated _______________________, 2018

The information in this prospectus is not complete and may be amended. The Registrant may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED _______________________, 2019

PRELIMINARY PROSPECTUS

SACRED SPICES INC.

5,000,000 SHARES OF COMMON STOCK

OFFERING PRICE $0.02 PER SHARE

This prospectus relates to the offering by Sacred Spices Inc. (“us”, “we”, “our company”) of a maximum of 5,000,000 shares (the “Offering”) of our common stock at an offering price of $0.02 per share.  There is no minimum for this Offering and we will retain the proceeds from the sale of any of the offered shares that are sold. The Offering will commence promptly on the date upon which this prospectus is declared effective by the SEC and will continue for 180 days.  At the discretion of our management, we may discontinue the Offering before expiration of the 180 day period or extend the Offering for up to 90 days following the expiration of the 180-day Offering period.  We will pay all expenses incurred in this Offering.  If all of the shares offered by us are purchased, the gross proceeds to us will be $100,000.

The offering of the 5,000,000 shares is a “best efforts” offering, which means that our director and officer will use her best efforts to sell the common stock and there is no commitment by any person to purchase any shares, and is being conducted on a self-underwritten basis. The shares will be offered at a fixed price of $0.02 per share for the duration of the Offering. There is no minimum number of shares required to be sold to close the Offering. Proceeds from the sale of the shares will be used to fund our business development. The Offering date is the date by which this Registration Statement becomes effective. This is a direct participation offering since we, and not an underwriter, are offering the stock.

This is a direct participation offering since we are offering the stock directly to the public without the participation of an underwriter. Our officers and director will be solely responsible for selling shares under this Offering and no commission will be paid on any sales.

AN INVESTMENT IN OUR SECURITIES IS SPECULATIVE. INVESTORS SHOULD BE ABLE TO AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT.  YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 9 BEFORE INVESTING IN OUR COMMON STOCK.

Prior to this Offering, there has been no public market for our common stock and we have not applied for the listing or quotation of our common stock on any public market. We have arbitrarily determined the offering price of $0.02 per share in relation to this Offering. The offering price bears no relationship to our assets, book value, earnings or any other customary investment criteria. After the effective date of this Registration Statement, we hope to have a market maker file an application with the Financial Industry Regulatory Authority (“FINRA”) to have our common stock quoted on the OTCQB. We currently have no market maker who is willing to list quotations for our stock. There is no assurance that an active trading market for our shares will develop or will be sustained if developed.

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with information different from that contained in this Prospectus.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common shares.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

TABLE OF CONTENTS

The following table of contents has been designed to help you find information contained in this prospectus. We encourage you to read the entire prospectus.

ITEM 3 - PROSPECTUS SUMMARY6

ITEM 4 - USE OF PROCEEDS19

ITEM 5 - DETERMINATION OF THE OFFERING PRICE21

ITEM 6 - DILUTION21

ITEM 7 – SELLING SECURITY HOLDERS22

ITEM 8 - PLAN OF DISTRIBUTION, TERMS OF THE OFFERING22

ITEM 9 – DESCRIPTION OF SECURITIES TO BE REGISTERED24

ITEM 10 – INTERESTS OF NAMED EXPERTS AND COUNSEL26

ITEM 11 – INFORMATION WITH RESPECT TO OUR COMPANY26

DESCRIPTION OF OUR BUSINESS26

DESCRIPTION OF PROPERTY41

LEGAL PROCEEDINGS41

MARKET FOR OUR COMMON STOCK41

FINANCIAL STATEMENTS42

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION42

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE46

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK47

DIRECTORS AND OFFICERS47

EXECUTIVE COMPENSATION50

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT51

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS52

ITEM 12A - DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION OF SECURITES ACT LIABILITIES53

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this prospectus.  We have not authorized any other person to provide you with different information.  This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted.  The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until____________, (90 days after the effective date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

ITEM 3 - PROSPECTUS SUMMARY

This Prospectus, and any supplement to this Prospectus include “forward-looking statements”. To the extent that the information presented in this Prospectus discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “intends”, “anticipates”, “believes”, “estimates”, “projects”, “forecasts”, “expects”, “plans” and “proposes”.  Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements.  These include, among others, the cautionary statements in the “Risk Factors” section beginning on page 9 of this Prospectus and the “Management’s Discussion and Analysis of Financial Position and Results of Operations” section elsewhere in this Prospectus.

Corporate Background and Business Overview

We were incorporated under the laws of the state of Nevada on October 5, 2016 and are engaged in the production and marketing of seasonings to enhance the flavor of food, especially the foods of the Caucasus, a unique cuisine consisting primarily of grilled skewered meats and fresh vegetables Our business is to create unique seasonings made from spices, herbs and salt sourced from Armenia into a family of products called Sacred Spices.

Our fiscal year end is December 31. Our business offices are currently located at 14 Kajaznuni Street, Apt. 70 Yerevan 0070, Armenia.

The address of agent for service in Nevada and registered corporate office is c/o National Registered Agents, Inc. of Nevada, 100 East William Street, Suite 204, Carson City, NV, 89701. Our telephone number is +374 (94) 955188.

The Caucasus is a mountainous region lying between the Black Sea (west) and the Caspian Sea (east) and occupied by Russia, Georgia, Azerbaijan and Armenia. The cuisines of the Caucasus are related to each other with some regional variations.

Currently, Sacred Spices has developed four products. Our flagship product is the Heavenly Meat Spice, a unique seasoning that enhances the Caucasian and Russian favorite Shashlik (BBQ). Shashlik is a form of Shish kebab (marinated meat grilled on a skewer) popular in former Soviet Union countries, notably in Georgia, Russia, Armenia and Azerbaijan. It often features alternating slices of meat and vegetables. Even though the word “shashlik” was apparently borrowed from the Crimean Tatars by the Cossacks as early as the 16th century, kebabs did not reach Moscow until the late 19th century, according to Vladimir Gilyarovsky's “Moscow and Moscovites”. From then on, their popularity spread rapidly; by the 1910s they were a staple in St. Petersburg restaurants and by the 1920s they were already a pervasive street food all over urban Russia.

Caucasian cuisine (Armenia, Georgia and Azerbaijan) is extremely popular in Russia. One of the advantages of Russia's Soviet past is the abundance of restaurants serving cuisine from former USSR republics. Of these, the most popular both with locals and visitors, are Georgian, Armenian and Azeri collectively called “Caucasian” cuisines. These cuisines provide a dash of spice and colour compared with the often bland Russian dishes. In addition, millions of Caucasian ex-pats make Russia their home, which makes them a receptive audience.

Currently, we do not have sufficient funds to execute our business plan as more fully described below and we anticipate requiring $100,000 to be able to execute the business plan. Our current burn rate is about $8,000.00 per month and we can survive only about two months if we are not successful in raising additional capital. If we raise 25% of the Offering amount (i.e. $25,000) our monthly burn rate will be about $6,000.00. If we raise the maximum amount after the conclusion of this offering our burn rate will increase as we are able to move the use of proceeds faster. As of December 31, 2018, we have approximately $536.00 in cash on hand. Our accounts are kept in Armenia.

As of December 31, 2018, our company had $7,895.00 of current liabilities, represented by expenses accrued since its inception. In addition, our company estimates incurring costs associated with this offering totaling approximately $30,000. As of December 31, 2018, the end of our most recent fiscal year, we have generated revenues from our business operations of $9,381.00. The “Summary of Financial Information” on page 9 summarizes the more complete historical financial information as indicated on the audited financial statements of our company filed with this prospectus.

Emerging Growth Company

We are an Emerging Growth Company as defined in the Jumpstart Our Business Startups Act.

We shall continue to be deemed an emerging growth company until the earliest of:

(A)the last day of the fiscal year of the issuer during which it had total annual gross revenues of $1,000,000,000 (as such amount is indexed for inflation every 5 years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) or more;

(B)the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the issuer pursuant to an effective registration statement under this title;

(C)the date on which such issuer has, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or

(D)the date on which such issuer is deemed to be a ‘large accelerated filer’, as defined in section 240.12b -2 of title 17, Code of Federal Regulations, or any successor thereto.

As an emerging growth company we are exempt from Section 404(b) of Sarbanes Oxley. Section 404(a) requires Issuers to publish information in their annual reports concerning the scope and adequacy of the internal control structure and procedures for financial reporting. This statement shall also assess the effectiveness of such internal controls and procedures.

Section 404(b) requires that the registered accounting firm shall, in the same report, attest to and report on the assessment on the effectiveness of the internal control structure and procedures for financial reporting.

As an emerging growth company we are exempt from Section 14A and B of the Securities Exchange Act of 1934 which require the shareholder approval of executive compensation and golden parachutes.

We have irrevocably opted out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the Act.

For so long as we are an emerging growth company, we will be permitted to provide the scaled executive compensation disclosure applicable to smaller reporting companies even if we no longer qualify as a smaller reporting company. In addition, as an emerging growth company, we are exempt from PCAOB rules regarding mandatory firm rotation or the auditor reporting model.

SUMMARY OF THE OFFERING

Shares of common stock being offered by the Registrant:	Up to 5,000,000 shares of our common stock.

Offering price:	$0.02 per share of common stock.

Number of shares outstanding before the Offering:	As of February 25, 2019, we had 5,000,000 shares of our common stock issued and outstanding, and no issued and outstanding convertible securities.

Number of shares outstanding after the Offering	10,000,000 if all of the shares being offered are sold.

Market for the common stock:

There is no public market for our common stock. After the effective date of this Registration Statement of which this prospectus is a part, we intend to seek a market maker to file an application on our behalf to have our common stock quoted on the OTCQB. We currently have no market maker who is willing to list quotations for our stock. There is no assurance that a trading market for our stock will develop or be sustained if developed

Use of Proceeds:

If we are also successful in selling all 5,000,000 shares contained in the Offering, our gross proceeds will total $100,000. We intend to use all the proceeds received from the Offering to execute our business plan.

If we sell 25% or less of our shares under the Offering, we will have to seek out additional capital from alternate sources to execute our business plan. If such funds are not available, our business would likely fail and any investment would be lost. No assurance can be given that the net proceeds from the total number of shares offered hereby or any lesser net amount will be sufficient to accomplish our goals.

Risk Factors:	See the “Risk Factors” beginning on page 9 and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

Dividend Policy:	We have not declared or paid any dividends on our common stock since our inception, and we do not anticipate paying any such dividends for the foreseeable future.

Termination of the offering:

The offering will conclude when all 5,000,000 shares of common stock have been sold, or 180 days after this registration statement becomes effective with the Securities and Exchange Commission whichever comes first. Our board of directors, at its discretion, may extend the Offering for an additional 90 days.

Terms of the offering:

Our President and Secretary will sell the common stock upon effectiveness of this Registration Statement, on a self-underwritten, best efforts basis. There is no minimum required and we will retain the proceeds from any shares sold.

Summary of Financial Information

All references to currency in this Prospectus are to U.S. Dollars, unless otherwise noted.

The following information represents selected audited financial information for the period from January 01, 2017 (since the date of inception, October 05, 2016 to January 01, 2017 company was not operational) to December 31, 2018. The summarized financial information presented below is derived from and should be read in conjunction with our audited financial statements, including the notes to those financial statements, which are included elsewhere in this prospectus along with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 42 of this prospectus.

Statements of Operations Data	From January 01, 2017 to December 31, 2018 (audited)
Revenue	$9,381.00
Cost of Sales	$3,562.00
Expenses	$4,733.00
Net Profit (Loss)	$1,086.00
Basic and Diluted Net Loss Per Share	$0.00

Balance Sheet Data	As at December 31, 2018 (audited)
Cash and Cash Equivalents	$536.00
Working Capital Surplus	$6,967.00
Total Assets	$7,503.00
Total Liabilities	$7,895.00
Total Stockholders’ Equity	$35.00
Accumulated Deficit	$(427.00)

As shown in the financial statements accompanying this prospectus, as of December 31, 2018, we had revenues of $9,381.00 and have incurred only losses since our inception. We had limited operations related to creating the website, developing product and building our brand.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors and other information in this prospectus before deciding to invest in our company. If any of the following risks actually occur, our business, financial condition, results of operations and prospects for growth could be seriously harmed. As a result, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Relating to Our Business

The fact that we have generated minimal revenues since our inception raises substantial doubt about our ability to continue as a going concern.

We have generated minimal revenues since our inception on October 5, 2016. Since we are still in the early stages of operating company and because of the lack of operating history, we will, in all likelihood, continue to incur operating expenses with minimal revenues for the foreseeable future.

We require capital in order to take the necessary steps to grow our business

Currently, we do not have available funds to develop new seasonings or fund other operating and general and administrative expenses necessary to grow our business. Further, we do not have the funds available to hire independent contractors. If we cannot secure additional financing, our growth and operations could be impaired by limitations on our access to capital. There can be no assurance that capital from outside sources will be available, or if such financing is available, that it will be on terms that management deems sufficiently favorable. If we are unable to obtain additional financing upon terms that management deems sufficiently favorable, or at all, it would have a material adverse impact upon our ability to conduct our business operations and pursue our expansion strategy. As of the date of this Prospectus, we have minimal operations and generated minimal revenues during the year ended December 31, 2018. In the event we do not raise additional capital from conventional sources, it is likely that we may need to scale back or curtail implementing our business plan, which could cause any securities in our company to be worthless.

There is reason for doubt about our ability to continue as a going concern.

We incurred a net profit of $1,134.00 for the period from October 5, 2016 (date of inception) to December 31, 2018. Because we have incurred losses from operations since inception, have not attained profitable operations and are dependent upon obtaining adequate financing to fulfill our business operations, there is substantial doubt about our ability to continue as a going concern.

Our ability to continue as a going concern is depending upon our ability to generate future profitable operations and to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due. We will continue to incur operating expenses with minimal revenues for the foreseeable future. We cannot assure that we will be able to generate enough sales through our website to obtain significant revenues. In addition, if we are unable to establish and generate significant revenues, or obtain adequate future financing, our business will fail and you may lose some or all of your investment in our commons stock.

The success of our company depends heavily on Yeva Vardanyan and her contacts

The success of our company will depend on the abilities of Yeva Vardanyan, the President and Chief Executive Officer of our company, to generate business from her existing contacts and relationships within the Food industry in Armenia. The loss of Ms. Vardanyan will have a material adverse effect on the business, results of operations (if any) and financial condition of our company. In addition, the loss of Ms. Vardanyan may force our company to seek a replacement who may have less experience, fewer contacts, or less understanding of our business. Further, we can make no assurances that we will be able to find a suitable replacement for Ms. Vardanyan, which could force our company to curtail its operations and/or cause any investment in our company to become worthless. Our company does not have an employment agreement with Ms. Vardanyan nor any key person insurance on Ms. Vardanyan

Our senior management has never managed a public company.

The individuals who now constitute our senior management have never had responsibility for managing a publicly traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. There can be no assurance that our senior management will be able to implement programs and policies in an effective and timely manner that adequately respond to such increased legal, regulatory compliance and reporting requirements. Further, this could impair our ability to comply with legal and regulatory requirements such as those imposed by the Sarbanes-Oxley Act of 2002.  Our failure to do so could lead to the imposition of fines and penalties and further result in the deterioration of our business.

All of our assets and our director and offices are outside the United States, with the result that it may be difficult for investors to enforce within the United States any judgments obtained against us or any of our directors or officers.

All of our assets are located outside the United States and we do not currently maintain a permanent place of business within the United States. In addition, our sole director and officer is a national and/or resident of countries other than the United States, and all or a substantial portion of such person’s assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against us or any of our directors or officers, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. Consequently, you may be effectively prevented from pursuing remedies under United States federal and state securities laws against us or any of our directors or officers.

Because Yeva Vardanyan, our Chief Executive Officer controls a large percentage of our common stock, she has the ability to influence matters affecting our stockholders.

Yeva Vardanyan, our Chief Executive Officer and sole director, beneficially owns 100% of our issued and outstanding shares of our common stock. As a result, she has the ability to influence matters affecting our stockholders, including the election of our directors, the acquisition or disposition of our assets, and the future issuance of our shares. Because she controls such shares, investors will find it difficult to replace our management if they disagree with the way our business is being operated. Because the influence by Ms. Vardanyan could result in management making decisions that are in her best interest and not in the best interest of the investors, you may lose some or all of the value of your investment in our common stock.

We are exposed to market risk from changes in foreign currency exchange rates which could negatively impact profitability.

We intend to sell our product in Armenia, Russia, Europe but report in US dollars. As a result, there is exposure to foreign currency risk as we enter into transactions denominated in foreign currencies. Our predominant exposures are in the Armenian Dram, Russian Ruble. With respect to the effects on earnings, if the US currency strengthens relative to other currencies, our earnings could be negatively impacted. The translation impact may be more material in the future. We have not utilized risk management tools such as hedging.

We acquire many products from our suppliers that are manufactured in Armenia. To the extent the DRAM or other currencies appreciate with respect to the U.S. dollar, we may experience cost increases on such purchases. We may not be successful at increasing customer pricing or other actions in an effort to mitigate the related cost increases and thus our profitability may be adversely impacted.

Our business is subject to risks associated with sourcing and manufacturing in Armenia.

Our future operations could be adversely affected by various factors including changes in Armenia’s political or economic conditions. The political system of Armenia is currently stable after a peaceful upheaval in June 2018 called the Velvet Revolution where the incumbent Republican Party was replaced by a “peoples revolution” by the Yelk Party and new PM Nikol Pashinyan. Armenia has a functioning market economy.

Armenia has joined numerous international organizations including the United Nations, World Trade Organization, the Council of Europe, La Francophonie and many others. It is also part of the post-Soviet trade agreement, the Eurasian Union, with Russia, Kazakhstan and Belarus.

Armenia is currently blockaded on two of its four borders by Azerbaijan and Turkey. This situation is a result of a territorial dispute between Armenia and Azerbaijan leading to the Nagorno-Karabakh War (1988–1994). Although Russia, France and the United States are currently attempting to broker an end to this crisis, we believe that this dispute may continue. We believe that this blockade has severely hurt the Armenian economy. If war restarts, our exports may be interrupted indefinitely. If we cannot export our product, we will be unable to implement our business plan.

Externally, the availability of only two export routes out of Armenia means the closing of borders or other trade restrictions imposed by Armenia’s neighbors are an operational risk. Although landlocked, Armenia maintains positive relations with Iran and Georgia through which many of its exports travel.

We have only one office and if we encounter difficulties associated with our office or if it were forced to shut down for any reason, we could face shortages of inventory that would have a material adverse effect on our business operations.

Our only office is located in Yerevan, Armenia. This office currently supports our entire business. All of our seasonings are shipped to this office from our vendor and then shipped from our distribution center to our e-commerce customers. Our success depends on the timely and frequent receipt of merchandise by our e-commerce customers. The efficient flow of such merchandise requires that we have adequate capacity at our office to support our current level of operations and the anticipated increased levels that may follow from our growth plans. If the operation of our office were to be disrupted or if it were to shut down for any reason or its contents were to be destroyed or damaged, including due to fire, severe weather or other natural disaster, we could face shortages of inventory, resulting in “out-of-stock” conditions, and would incur additional cost to replace any destroyed or damaged product. Such an event may negatively impact our sales and may cause us to incur significantly higher costs and longer lead times associated with delivering products to e-commerce customers. This could have a material adverse effect on our business and harm our reputation.

We need to find distributors in Europe and North America for the long-term success of our product.

Although we have an agreement in place to distribute our products in Armenia and Russia, we must find distributors in Europe and North America. If we are unable to conclude an agreement with distributors in those countries, we will be unable to implement our business plan.

Our limited operating history makes it difficult to forecast our future results, making any investment in our company highly speculative.

We have a limited operating history, and our historical financial and operating information is of limited value in predicting our future operating results. We may not accurately forecast customer behavior and recognize or respond to emerging trends, changing preferences or competitive factors facing us, and, therefore, we may fail to make accurate financial forecasts. Our current and future expense levels are based largely on our investment plans and estimates of future revenue. As a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall, which could then force us to curtail or cease our business operations.

Our losses raise substantial doubt as to whether we can continue as a going concern.

We had cumulative operating losses through December 31, 2018 of $427.00.  This factor among others indicate that we may be unable to continue as a going concern, particularly in the event that we cannot generate revenues, obtain additional financing and/or attain profitable operations. As such, there is substantial doubt as to our ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty and if we cannot continue as a going concern, your investment in us could become devalued or worthless.

Because our business is highly concentrated on a single, discretionary product category, food seasonings, we are vulnerable to changes in consumer preferences and in economic conditions affecting disposable income that could harm our financial results.

Our business is not diversified and consists primarily of developing, sourcing, marketing and selling food seasonings. Consumer preferences often change rapidly and without warning, moving from one trend to another among many retail concepts. Therefore, our business is substantially dependent on our ability to educate consumers on the flavor enhancements, anticipate shifts in consumer tastes and help drive growth of the overall seasonings market. Any future shifts in consumer preferences away from seasonings would also have a material adverse effect on our results of operations.

Consumer purchases of specialty retail products, including our products, are historically affected by economic conditions such as changes in employment, salary and wage levels, the availability of consumer credit, inflation, interest rates, tax rates, fuel prices and the level of consumer confidence in prevailing and future economic conditions. These discretionary consumer purchases may decline during recessionary periods or at other times when disposable income is lower. In addition, increases in utility, fuel, commodity price and corporate income tax levels could affect our cost of doing business, including transportation costs of our third-party service providers, causing our suppliers and such service providers to seek to recover these increases through increased prices charged to us. Our financial performance may become susceptible to economic and other conditions in regions or states where our seasonings are shipped. Our continued success will depend, in part, on our ability to anticipate, identify and respond quickly to changing consumer preferences and economic conditions.

Our success depends, in part, on our ability to source, develop and market new varieties of Seasonings that meet our high standards and customer preferences.

We currently offer four varieties of seasonings. Our success depends in part on our ability to continually innovate, develop, source and market new varieties of seasonings that both meet our standards for quality and appeal to customers’ preferences. Failure to innovate, develop, source, market and price new varieties of seasonings that consumers want to buy could lead to a decrease in our sales and profitability.

Our growth will place significant strains on our resources

Since inception on October 5, 2018, we had little operations. We are currently in the development stage, with little operations, and have generated minimal revenues since inception. Our growth, if any, is expected to place a significant strain on our managerial, operational and financial resources as we currently have only one employee and will likely continue to have limited employees in the future. Furthermore, assuming we release our products and establish a customer base, it will be required to manage multiple relationships with various distributors and other third parties. These requirements will be exacerbated in the event of further growth of our company or in the number of its distribution contracts. There can be no assurance that our systems, procedures or controls will be adequate to support our operations or that we will be able to achieve the rapid execution necessary to successfully offer its services and implement its business plan. Our future operating results, if any, will also depend on its ability to add additional personnel commensurate with the growth of its business, if any. If we are unable to manage growth effectively, our business, results of operations and financial condition will be adversely affected.

Our Bylaws limit the liability of, and provide indemnification for, our officers and directors.

Our Bylaws, provide that every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a Director or officer of our company is or was serving at the request of our company or for its benefit as a Director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the general corporation law of the State of Nevada from time to time against all expenses, liability and loss (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Thus, our company may be prevented from recovering damages for certain alleged errors or omissions by the officers and Directors for liabilities incurred in connection with their good faith acts for our company. Such an indemnification payment might deplete our assets. Stockholders who have questions respecting the fiduciary obligations of the officers and Directors of our company should consult with independent legal counsel. It is the position of the Securities and Exchange Commission that exculpation from and indemnification for liabilities arising under the 1933 Act and the rules and regulations thereunder is against public policy and therefore unenforceable.

If we become a fully reporting public company, we will incur significant increased costs in connection with compliance with section 404 of the Sarbanes Oxley act, and our management will be required to devote substantial time to new compliance initiatives.

If this Registration Statement becomes effective and we become a fully reporting public company, we anticipate incurring significant legal, accounting and other expenses in connection with this status. The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and new rules subsequently implemented by the SEC have imposed various new requirements on public companies, including requiring changes in corporate governance practices. As such, our management and other personnel will need to devote a substantial amount of time to these new compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. In addition, the Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure of controls and procedures. Our compliance with Section 404 will require that we incur substantial accounting expense and expend significant management efforts. We currently do not have an internal audit group, and we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identifies deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline, and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

Risks Related to our Status as a Public Company

We are and plan to continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934 that requires us to incur audit fees and legal fees in connection with the preparation of such reports. These additional costs could reduce or eliminate our ability to earn a profit.

We are and plan to continue to be required to file periodic reports with the SEC pursuant to the Securities Exchange Act of 1934 (the “ Exchange Act ”) and the rules and regulations promulgated thereunder. In order to comply with these requirements, our independent registered public accounting firm has to review our financial statements on a quarterly basis and audit our financial statements on an annual basis. Moreover, our legal counsel has to review and assist in the preparation of such reports. The incurrence of such costs are an expense to our operations, may increase as the Company grows and therefore have a negative effect on our ability to meet our overhead requirements and earn a profit. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock, if a market ever develops, could drop significantly.

Our internal controls are inadequate, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. As defined in Rule 13a-15(f) under the Exchange Act, internal control over financial reporting is a process designed by, or under the supervision of, the principal executive and principal financial officer and effected by the board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

•Pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company;

•Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and/or directors of the Company; and

•Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

Our Chief Executive Officer identified the following two material weaknesses that have caused management to conclude that, as of December 31, 2018, our disclosure controls and procedures, and our internal control over financial reporting, were not effective at the reasonable assurance level in that:

•We do not have written documentation of our internal control policies and procedures. Written documentation of key internal controls over financial reporting is a requirement of Section 404 of the Sarbanes-Oxley Act. Management evaluated the impact of our failure to have written documentation of our internal controls and procedures on our assessment of our disclosure controls and procedures and has concluded that the control deficiency that resulted represented a material weakness.

•We do not have sufficient segregation of duties within accounting functions, which is a basic internal control. Due to our size and nature, segregation of all conflicting duties may not always be possible and may not be economically feasible. However, to the extent possible, the initiation of transactions, the custody of assets and the recording of transactions should be performed by separate individuals. Our Chief Executive Officer evaluated the impact of our failure to have segregation of duties on our assessment of our disclosure controls and procedures and has concluded that the control deficiency that resulted represented a material weakness.

We are taking additional steps to remedy these material weaknesses. However, we expect to incur additional expenses and diversion of management’s time in order to do so, which may adversely affect our business, results of operations and financial condition. Further effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors.

Public companies are subject to risks relating to securities fraud and derivative lawsuits, which may have a material adverse effect on our business, operations, and financial results.

As a publicly-traded company, we are subject to state and federal securities laws. There is a risk that we may be subject to lawsuits that allege that we have violated such laws. Such a lawsuit would cause us to incur significant legal fees and could take up significant time of our executive officers and directors. We may be unable to defend or settle such an action, causing a material adverse effect on our business, operations, and financial results.

Such allegations could materially harm our reputation among investors and damage our ability to raise funds, issue securities, or remain liquid. It may reduce trading volume and cause a significant decline in the market price of our shares, damaging your ability to sell your shares. We do not currently have directors’ and officers’ insurance.

Risks Relating to Our Common Stock

The proceeds of the Offering, if any, may be insufficient to fund planned operations and may not even cover the costs of the offering and you may lose your entire investment.

We are offering a maximum of 5,000,000 shares of our common stock at $0.02 per share, however, there is no minimum to the Offering.  Funds we raise in this offering, if any, may be insufficient to fund our planned operations and may not even cover the costs of this offering.  If we are not able to raise any funds in this offering, our company will be in a worse financial position then prior to commencement of the offering as we will still incur the costs of this offering. If we do not raise sufficient funds in this offering to fund our operations or even cover the costs of this offering, you may lose your entire investment.

Investors may face significant restrictions on the resale of our common stock due to Federal regulations on penny stocks.

Our common stock will be subject to the requirements of Rule 15(g)9, promulgated under the Securities Exchange Act as long as the price of our common stock is below $5.00 per share. Under such rule, broker-dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser’s consent prior to the transaction. The Securities Enforcement Remedies and Penny Stock Reform Act of 1990, also requires additional disclosure in connection with any trades involving a stock defined as a penny stock. Generally, the Commission defines a penny stock as any equity security not traded on an exchange or quoted on NASDAQ that has a market price of less than $5.00 per share. The required penny stock disclosures include the delivery, prior to any transaction, of a disclosure schedule explaining the penny stock market and the risks associated with it. Such requirements could severely limit the market liquidity of the securities and the ability of purchasers to sell their securities in the secondary market.

In addition, various state securities laws impose restrictions on transferring “penny stocks” and as a result, investors in the common stock may have their ability to sell their shares of the common stock impaired.

We are selling this Offering without an underwriter and may be unable to sell any shares.

This Offering is self-underwritten, that is, we are not going to engage the services of an underwriter to sell the shares; we intend to sell our shares through our director and officer, who will receive no commissions or other remuneration from any sales made hereunder. She will offer the shares to friends, family members, and business associates; however, there is no guarantee that she will be able to sell any of the shares. Unless she is successful in selling all of the shares and we receive the proceeds from this Offering, we may have to seek alternative financing to implement our plan of operations.

There is no active trading market for our common stock and if a market for our common stock does not develop, our investors will be unable to sell their shares.

There has been no public market for our securities and there can be no assurance that an active trading market for the securities offered herein will develop or be sustained after this Offering.  After the effective date of the registration statement of which this prospectus is a part, we intend to identify a market maker to file an application with FINRA to have our common stock quoted on the Over OTCQB. We must satisfy certain criteria in order for our application to be accepted.  We do not currently have a market maker willing to participate in this application process, and even if we identify a market maker, there can be no assurance as to whether we will meet the requisite criteria or that our application will be accepted. Our common stock may never be quoted on the OTCQB or a public market for our common stock may not materialize if it becomes quoted.

If our securities are not eligible for initial or continued quotation on the OTCQB or if a public trading market does not develop, purchasers of the common stock in this Offering may have difficulty selling or be unable to sell their securities should they desire to do so, rendering their shares effectively worthless and resulting in a complete loss of their investment.

If we do not file a Registration Statement on Form 8-A to become a mandatory reporting company under Section 12(g) of the Securities Exchange Act of 1934, we will continue as a  reporting company and will not be subject to the proxy statement requirements, and our officers, directors and 10% stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity, all of which could reduce the value of your investment and the amount of publicly available information about us.

As a result of this offering as required under Section 15(d) of the Securities Exchange Act of 1934, we will file periodic reports with the Securities and Exchange Commission through December 31, 2019, including a Form 10-K for the year ended December 31, 2019, assuming this registration statement is declared effective before that date.  At or prior to January 31, 2020, we intend voluntarily to file a registration statement on Form 8-A which will subject us to all of the reporting requirements of the 1934 Act. This will require us to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC. In addition, our officers, directors and 10% stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity.  We are not required under Section 12(g) or otherwise to become a mandatory 1934 Act filer unless we have more than 500 shareholders and total assets of more than $10 million.  If we do not file a registration statement on Form 8-A at or prior to January 31, 2020, we will continue as a reporting company and will not be subject to the proxy statement requirements of the 1934 Act, and our officers, directors and 10% stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity.

Financial Industry Regulatory Authority (FINRA) sales practice requirements may also limit your ability to buy and sell our stock, which could depress our share price.

FINRA rules require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares, depressing our share price.

State securities laws may limit secondary trading, which may restrict the states in which you can sell the shares offered by this prospectus.

If you purchase shares of our common stock sold pursuant to this Offering, you may not be able to resell the shares in a certain state unless and until the shares of our common stock are qualified for secondary trading under the applicable securities laws of such state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in such state. There can be no assurance that we will be successful in registering or qualifying our common stock for secondary trading, or identifying an available exemption for secondary trading in our common stock in every state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, our common stock in any particular state, the shares of common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the market for the common stock will be limited which could drive down the market price of our common stock and reduce the liquidity of the shares of our common stock and a stockholder’s ability to resell shares of our common stock at all or at current market prices, which could increase a stockholder’s risk of losing some or all of his investment.

If quoted, the price of our common stock may be volatile, which may substantially increase the risk that you may not be able to sell your shares at or above the price that you may pay for the shares.

Even if our shares are quoted for trading on the OTCQB following the Offering and a public market develops for our common stock, the market price of our common stock may be volatile. It may fluctuate significantly in response to the following factors:

-	variations in quarterly operating results;

-	our announcements of significant contracts and achievement of milestones;

-	our relationships with other companies or capital commitments;

-	additions or departures of key personnel;

-	sales of common stock or termination of stock transfer restrictions;

-	changes in financial estimates by securities analysts, if any; and

-	fluctuations in stock market price and volume.

Your inability to sell your shares during a decline in the price of our stock may increase losses that you may suffer as a result of your investment.

We arbitrarily determined the price of the shares of our common stock to be sold pursuant to this prospectus, and such price does not reflect the actual market price for the securities.  Consequently, there is an increased risk that you may not be able to re-sell our common stock at the price you bought it for.

The initial offering price of $0.02 per share of the common stock offered pursuant to this prospectus was determined by us arbitrarily. The price is not based on our financial condition or prospects, on the market prices of securities of comparable publicly traded companies, on financial and operating information of companies engaged in similar activities to ours, or on general conditions of the securities market. The price may not be indicative of the market price, if any, for our common stock in the trading market after this Offering.  If the market price for our stock drops below the price which you paid, you may not be able to re-sell out common stock at the price you bought it for.

Because we do not intend to pay any dividends on our common stock; holders of our common stock must rely on stock appreciation for any return on their investment.

We have not declared or paid any dividends on our common stock since our inception, and we do not anticipate paying any such dividends for the foreseeable future. Accordingly, holders of our common stock will have to rely on capital appreciation, if any, to earn a return on their investment in our common stock.

The sale of our common stock pursuant to this prospectus or any future additional issuances of our common stock may result in immediate dilution to existing shareholders.

We are authorized to issue up to 200,000,000 shares of common stock, of which 5,000,000 shares are issued and outstanding as of the date of this prospectus. We are issuing up to 5,000,000 shares of our common stock pursuant to this prospectus.  Our Board of Directors has the authority, without the consent of any of our stockholders, to cause us to issue additional shares of common stock, and to determine the rights, preferences and privileges attached to such shares. The sale of our common stock pursuant to this prospectus, and any future additional issuances of our common stock will result in immediate dilution to our existing shareholders’ interests, which may have a dilutive impact on our existing shareholders, and could negatively affect the value of your shares.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements and information relating to our business that are based on our beliefs, on assumptions made by us, or upon information currently available to us. These statements reflect our current views and assumptions with respect to future events and are subject to risks and uncertainties. Forward-looking statements are often identified by words like: “believe,” “expect,” “estimate,” “anticipate,” “intend,” “project” and similar expressions or words which, by their nature, refer to future events. In some cases, you can also identify forward-looking statements by terminology such as “may,” “will,” “should,” “plans,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled Risk Factors beginning on page 9, that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In addition, you are directed to factors discussed in the Management’s Discussion and Analysis of Financial Condition and Results of Operation section beginning on page  27 and the section entitled “Description of Our Business” beginning on page 22, and as well as those discussed elsewhere in this prospectus. Other factors include, among others: general economic and business conditions; industry capacity; industry trends; competition; changes in business strategy or development plans; project performance; availability, terms, and deployment of capital; and availability of qualified personnel.

These forward-looking statements speak only as of the date of this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, or achievements. Except as required by applicable law, including the securities laws of the United States, we expressly disclaim any obligation or undertaking to disseminate any update or revisions of any of the forward-looking statements to reflect any change in our expectations with regard thereto or to conform these statements to actual results.

ITEM 4 - USE OF PROCEEDS

The net proceeds to us from the sale of up to 5,000,000 shares offered at a public offering price of $0.02 per share will vary depending upon the total number of shares sold. Regardless of the number of shares sold, we expect to incur offering expenses estimated at approximately an aggregate of $30,000 that comprises of $25,000 for legal and accounting, and $5,000 for other costs in connection with this offering (estimated transfer agent fees, filing fee, etc.). The table below shows the intended net proceeds from this offering we expect to receive for scenarios where we sell various amounts of shares. Since we are making this offering without any minimum requirement, there is no guarantee that we will be successful at selling any of the securities being offered in this prospectus. Accordingly, the actual amount of proceeds we will raise in this offering, if any, may differ.

Percent of Net Proceeds Received

10%	25%	50%	75%	100%

Shares Sold	500,000	1,250,000	2,500,000	3,750,000	5,000,000
Gross Proceeds	$10,000	$25,000	$50,000	$75,000	$100,000
Less Offering Expenses	$30,000	$30,000	$30,000	$30,000	$30,000
Net Offering Proceeds (Loss)	($20,000)	($5,000)	$20,000	$45,000	$70,000

The use of the proceeds from the Offering set forth below demonstrates how we intend to use the funds under the various percentages of amounts of the related offering. All amounts listed below are estimates.

% of Offering Sold	10%	25%	50%	75%	100%

Legal and accounting	$ -	$ 25,000	$ 30,000	$ 30,000	$ 30,000
Salaries	$ -	$ -	$ 15,000	$ 15,000	$ 15,000
Re-design packaging	-	-	$ 5,000	$ 10,000	$ 10,000
Raw material purchases	-	-	-	$ 10,000	$ 10,000
New production and product development	-	-	-	$ 10,000	$ 10,000
Advertising/in-store promotions	-	-	-	-	$ 15,000
Purchase of packaging and production Equipment					$10,000
Total	$ -	$ 25,000	$ 50,000	$ 75,000	$ 100,000

Our offering expenses are comprised of legal and accounting expenses and transfer agent fees. Our sole officer and director will not receive any compensation for her efforts in selling our shares.

We intend to use the proceeds of this offering in the manner and in order of priority set forth above. We intend to hire staff in order to serve our customers better, hire a professional packaging firm to redesign and print our packaging and finally to purchase spice production and packaging equipment to produce our products ourselves.

In all instances, after the effectiveness of this Registration Statement, we will need some amount of working capital to maintain our general existence and comply with our public reporting obligations. Our company reserves the right to change the use of proceeds, provided that such reservation is due to the following contingencies:

•a change of conditions in the market that make our business plan unprofitable;

•the failure to secure distributors; or

•the failure to contract with key employees and to profitably secure resources to produce seasonings.

In the case that any of the aforementioned occurs, the alternative uses of capital may include:

•exploration of alternative business models for food production and distribution;

•acquisition of third party businesses involved with food production and distribution; or

•partnerships, joint ventures or licensing with businesses in food and beverage production.

There is no commitment by any person to purchase any or all of the shares of common stock offered by this prospectus and, therefore, there can be no assurance that the offering will be totally subscribed for the sale of the maximum 5,000,000 shares of common stock being offered.

ITEM 5 - DETERMINATION OF THE OFFERING PRICE

There is no established public market for our shares of common stock. The offering price of $0.02 per share was determined by us arbitrarily. We believe that this price reflects the appropriate price that a potential investor would be willing to invest in our company at this stage of our development. This price bears no relationship whatsoever to our business plan, the price paid for our shares by our founders or shareholders, our assets, earnings, book value or any other criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities, which is likely to fluctuate.

In addition, no investment banker, appraiser, or other independent third party has been consulted concerning the offering price for the shares or the fairness of the offering price used for the shares. We cannot assure you that a public market for our securities will develop or continue or that the securities will ever trade at a price higher than the offering price.

See “Plan of Distribution” for additional information.

ITEM 6 - DILUTION

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholder.

As at December 31, 2018, our last financial statement date, we had a working deficit of $5,057.00.  The proceeds from the sale of the new shares being offered (up to a maximum of 5,000,000) will vary depending on the total number of shares actually sold in the offering. If all 5,000,000 shares offered hereunder are sold, there would be a total of 10,000,000 common shares issued and outstanding.

The following table sets forth, as of December 31, 2018, the number of shares of common stock purchased from us and the total consideration paid by our existing stockholders and by new investors in the Offering if new investors purchase 10%, 25%, 50%, 75% or 100% of the offering, before deducting offering expenses payable by us.

Percent of Shares Sold	10%	25%	50%	75%	100%
Number of shares sold	500,000	1,250,000	2,500,000	3,750.,000	5,000,000
Anticipated net offering proceeds	($20,000)	($5,000)	$20,000	$45,000	$70,000
Total shares issued and outstanding post offering	5,500,000	6,250,000	7,500,000	8,750,000	10,000,000
Offering price per share	$0.02	$0.02	$0.02	$0.02	$0.02
Pre-offering net tangible book value/share	($0.007)	($0.007)	($0.007)	($0.007)	($0.007)
Post offering net tangible book value	($25,449)	($10,449)	$14,551	$39,551	$64,551
Post offering net tangible book value/share	($0.005)	($0.002)	$0.002	$0.004	$0.006
Increase (Decrease) in net tangible book value per share after offering	$0.002	$0.005	$0.009	$0.012	$0.014
Dilution per share to new shareholders	$0.017	$0.015	$0.011	$0.008	$0.006
New shareholders percentage of ownership after offering	9%	20%	33%	43%	50%
Existing stockholders percentage of ownership after offering	91%	80%	67%	57%	50%

ITEM 7 – SELLING SECURITY HOLDERS

There are no securities to be registered that are to be offered for the account of security holders.

ITEM 8 - PLAN OF DISTRIBUTION, TERMS OF THE OFFERING

There Is No Current Market for Our Shares of Common Stock

There is currently no market for our shares of common stock. We cannot give you any assurance that the shares you purchase will ever have a market or that if a market for our shares ever develops, that you will be able to sell your shares. In addition, even if a public market for our shares develops, there is no assurance that a secondary public market will be sustained.

The shares you purchase are not traded or listed on any exchange or quotation medium. After the effective date of the registration statement, we intend to seek a market maker to file an application with the FINRA to have our common stock quoted on the OTCQB. We will have to satisfy certain criteria in order for our application to be accepted. We do not currently have a market maker who is willing to participate in this application process, and even if we identify a market maker, there can be no assurance as to whether we will meet the requisite criteria or that our application will be accepted. Our common stock may never be quoted on OTCQB, or, even if quoted, a public market may not materialize. There can be no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained.

The securities traded on the OTCQB are not listed or traded on the floor of an organized national or regional stock exchange. Instead, these securities transactions are conducted through a telephone and computer network connecting dealers in stocks. Over-the-counter stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

Even if our shares are quoted on the OTCQB, a purchaser of our shares may not be able to resell the shares. Broker-dealers may be discouraged from effecting transactions in our shares because they will be considered penny stocks and will be subject to the penny stock rules. Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended, impose sales practice and disclosure requirements on brokers-dealers who make a market in a “penny stock.” A penny stock generally includes equity securities (other than securities registered on some national securities exchanges) that have a market price of less than $5.00 per share. Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer’s account and information with respect to the limited market in penny stocks.

The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market, assuming one develops.

The Offering will be Managed by Our Officer

This is a self-underwritten offering. We are offering to the public 5,000,000 shares of common stock on a $100,000 maximum basis at a purchase price of $0.02 per share. This Prospectus is part of a prospectus that permits Yeva Vardanyan, our sole director and officer, to sell the shares directly to the public, with no commission or other remuneration payable to her. There are no definitive plans or arrangements to enter into any contracts or agreements to sell the shares with a broker or dealer.  Ms. Vardanyan will sell the shares and intends to offer them to friends, family members, acquaintances, and business associates. In offering the securities on our behalf, she will rely on the safe harbor from broker dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.

Ms. Vardanyan, will not register as a broker-dealer pursuant to Section 15 of the Securities Exchange Act of 1934, in reliance upon Rule 3a4-1, which sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker-dealer.

1.	Ms. Vardanyan is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of their participation; and,
2.	Ms. Vardanyan will not be compensated in connection with her participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and
3.	Ms. Vardanyan is not, nor will she be at the time of participation in the offering, an associated person of a broker-dealer; and
4.

Ms. Vardanyan meets the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that she (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of our company, other than in connection with transactions in securities; and (B) is not a broker or dealer, or been an associated person of a broker or dealer, within the preceding twelve months; and (C) has not participated in selling and offering securities for any issuer more than once every twelve months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Neither our sole officer and director, nor any affiliates intend to purchase any shares in this offering.

We will not use public solicitation or general advertising in connection with the offering. We will use our best efforts to find purchasers for the shares offered by this prospectus within a period of 180 days from the date of the prospectus, subject to an extension for an additional  period not to exceed 90 days.

We have no intention of inviting broker-dealer participation in this Offering.

Offering Period and Expiration Date

This Offering will commence on the effective date of the registration statement of which this prospectus is a part, as determined by the Securities and Exchange Commission, and will continue for a period of 180 days. We may extend the Offering for an additional 90 days, at our sole discretion, unless the offering is completed or otherwise terminated by us at an earlier date.

Procedures for Subscribing

If you decide to subscribe for any shares in Offering, you must deliver a check or certified funds for acceptance or rejection. There are no minimum share purchase requirements for individual investors. All checks for subscriptions must be made payable to “Sacred Spices Inc.”

Right to Reject Subscriptions

We maintain the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours of our having received them.

Penny Stock Rules

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC which:

•contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

•contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to violations of such duties or other requirements of federal securities laws;

•contains a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the bid and ask prices;

•contains the toll-free telephone number for inquiries on disciplinary actions;

•defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and

•contains such other information, and is in such form (including language, type size, and format) as the SEC shall require by rule or regulation.

Prior to effecting any transaction in a penny stock, a broker-dealer must also provide a customer with:

•the bid and ask prices for the penny stock;

•the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock;

•the amount and a description of any compensation that the broker-dealer and its associated salesperson will receive in connection with the transaction; and

•a monthly account statement indicating the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, (ii) a written agreement to transactions involving penny stocks, and (iii) a signed and dated copy of a written suitability statement.  These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our securities, and therefore our stockholders may have difficulty selling their shares.

ITEM 9 – DESCRIPTION OF SECURITIES TO BE REGISTERED

Common Stock

We are authorized to issue up to 200,000,000 shares of common stock, par value of $0.001 per share. Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Our bylaws provide that any vacancy occurring in the board of directors may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the board of directors. Stockholders do not have pre-emptive rights to purchase shares in any future issuance of our common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Anti-takeover Effects of Our Articles of Incorporation and By-laws

Our articles of incorporation and bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of our company or changing its board of directors and management. According to our bylaws and articles of incorporation, the holders of our company’s common stock do not have cumulative voting rights in the election of our directors. The combination of the ownership by only one stockholder of  50% of our common stock on completion of the Offering, and the lack of cumulative voting makes it more difficult for other stockholders to replace our company’s board of directors or for a third party to obtain control of our company by replacing its board of directors.

Anti-takeover Effects of Nevada Law

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes, or NRS, prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder: for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status; or after the expiration of the three-year period, unless:

-	the transaction is approved by the board of directors or a majority of the voting power held by disinterested stockholders, or
-

if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

A “combination” is defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (c) 10% or more of the earning power or net income of the corporation.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 10% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS, which apply only to Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and which conduct business directly or indirectly in Nevada, prohibit an acquirer, under certain circumstances, from voting its shares of a target corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

Transfer Agent and Registrar

Our independent stock transfer agent is Empire Stock Transfer, Inc., 1859 Whitney Mesa Dr. Henderson, NV 89014 Telephone: 702.818.5898

ITEM 10 – INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Prospectus as having prepared or certified any part thereof or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of our common stock was employed on a contingency basis or had or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in us.  Additionally, no such expert or counsel was connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Experts

The audited financial statements of our company for the two most recent fiscal years ended December 31, 2017 and 2018 have been included in this Prospectus in reliance upon Grant Thornton Armenia, an independent registered public accounting firm, as experts in accounting and auditing.

Legal Matters

The law firm of Daniel C. Masters, Attorney at Law, has rendered a legal opinion regarding the validity of the shares of common stock offered by in this Registration Statement.  It is exhibit 5.1 to this Registration Statement of which this Prospectus is a part.

ITEM 11 – INFORMATION WITH RESPECT TO OUR COMPANY

DESCRIPTION OF OUR BUSINESS

Overview

We were incorporated under the laws of the state of Nevada on October 5, 2016 and are engaged in the production and marketing of seasonings to enhance the flavor of food, especially the foods of the Caucasus region.

Our fiscal year end is December 31. Our business offices are currently located at 14 Kajaznuni Street, Apt. 70 Yerevan 0070, Armenia.

The address of agent for service in Nevada and registered corporate office is c/o National Registered Agents, Inc. of Nevada, 100 East William Street, Suite 204, Carson City, NV, 89701. Our telephone number is +374 (94) 955188.

Why use Food Seasonings?

Archaeological evidence shows that the use of spices and herbs dates back to long before recorded history, when human ancestors first added sharp-flavored leaves to enhance food in early cooking pots. Roaming hunter-gatherer groups experimented with leaves, roots, flowers, and seeds, so over time they built up a precious compendium of knowledge that was passed from one generation to the next. As civilization progressed and nomadic tribes settled in one place, herbs and spices were not just collected from the wild but were deliberately grown near dwelling places. By the beginning of the agricultural period plants were collected from the wild and grown near dwellings primarily for food and flavoring Today, cooking a huge number of dishes cannot be imagined without the addition of spices because they give the dishes special “notes” and make their taste original.

Business Plan

Sacred Spices is a manufacturer of seasonings that enhances the flavor of food. Sacred Spices was established in 2016 after extensive tastings and product evaluations with food industry consultants and potential customers.. The Company is focused on the foods of the Caucasus, a unique cuisine consisting primarily of grilled skewered meats and fresh vegetables. Our business is the creation of unique seasonings made from spices, herbs and salt sourced from Armenia into a family of products called Sacred Spices.

The Caucasus is a mountainous region lying between the Black Sea (west) and the Caspian Sea (east) and occupied by Russia, Georgia, Azerbaijan and Armenia. The cuisines of the Caucasus are related to each other with some regional variations.

Our products compete in the “meal makers” category of seasonings. Meal makers are ready-made mixtures of herbs and spices. The consumer only needs to add the “meal maker” to raw meat or vegetables and cook. “Meal Makers” are the fastest growing category in the consumer spices market.

Currently, Sacred Spices has developed four products. Our flagship product is the Heavenly Meat Spice, a unique seasoning that enhances the Caucasian and Russian favorite Shashlik (BBQ). Shashlik or Shish kebab (marinated meat grilled on a skewer) is popular in former Soviet Union countries, notably Georgia, Russia, Armenia and Azerbaijan. It often features alternating slices of meat and vegetables. Even though the word “shashlik” was apparently borrowed from the Crimean Tatars by the Cossacks as early as the 16th century, kebabs did not reach Moscow until the late 19th century, according to Vladimir Gilyarovsky’s “Moscow and Muscovites”. From then on, their popularity spread rapidly; by the 1910s they were a staple in St. Petersburg restaurants and by the 1920s they were already a pervasive street food all over urban Russia.

Caucasian cuisine (Armenia, Georgia and Azerbaijan) is extremely popular in Russia. One of the unquestionable advantages of Russia's Soviet past is the abundance of restaurants serving cuisine from former USSR republics. Of these, the most popular both with locals and visitors, are Georgian, Armenian and Azeri collectively called “Caucasian” cuisines. These cuisines provide a dash of spice and colour compared with the often bland Russian dishes. In addition, millions of Caucasian ex-pats make Russia their home, which makes them a receptive audience.

Our Products

Currently, the four seasoning varieties we offer and their ingredients are as follows:

Seasoning	Ingredient(s)
Heavenly Meat Spice	wild savory, oregano, red and black pepper, mountain salt

Magic Salad	wild coriander, sumac, black pepper and hibiscus, mountain salt
Miracle Fish Spice	wild dill, coriander, white pepper and garlic, mountain salt
Holy Chicken Seasoning	wild fenugreek, turmeric, garlic and red pepper, mountain salt

Sacred Spices are unique seasonings that balance two main ingredients—aromatic herbals and salt. The salt we use is collected in the high mountains near the capital city of Yerevan, Armenia. It is extracted manually without the use of explosives, and then dried under the sun. A characteristic grayish-brown color is given to the product by trace amounts of manganese oxide. There are different sizes and structures—from fine-grained friable to large crystalline. It is a product of ancient marine deposits of the Jurassic period (more than 250,000 million years ago). Ancient civilizations used this salt to store fish and meat and called it “white gold”.

Start-up Summary

The funds for the initial start-up expenses have been provided by our President and CEO, Yeva Vardanyan

Sacred Spices: Start Up Summary
Legal	$2,103
General	$ 181
Taxes	$ 333
Company staff (first year salary)	$1,242
Consulting/ Outsourcing (the product development and marketing related issues)	$1,278
Packaging procurement (for 16,000 units)	$2,025
Raw materials procurement (for 16,000 units)	$1,056
Marketing Expenditures (including participations to expos, advertising campaigns, trade marketing campaigns)	$29
Total Start-up Expenses	$8,247

Competitive Comparison

We are currently selling our products in Armenia and Russia while looking for new markets in Europe and North America. Our mission is to present authentic seasonings and spices for Caucasian cuisine. By positioning ourselves in this niche ethnic cuisine category, avoiding direct competition with other more established brands, we hope to appeal to consumers who are searching for something unique or want to replicate their favorite caucasian foods they enjoy in restaurants.

This focus on niche-ethnic cuisines enables us to explore opportunities in the market and to develop new products. We are researching and reviewing other ethnic seasoning items, tracking their success in order to develop new products in the future.

Sacred Spices hopes to build a reputation for high quality seasonings and strong relative value in the seasonings category. We hope to provide our retailers with high-quality products and the ability to earn reasonable margins. We will communicate to our end-consumers through on-site demonstrations, tastings, and product presentations in groceries and supermarkets.

To differentiate ourselves from all of the others seasoning producers in the market, we will stress the quality, the authenticity of the ingredients, and the heritage of the recipes.

Sales Literature

We are currently working on a line of brochures and sales materials to assist our marketing agents, retailers and in-store promotions. Our website, https://sacredspices.com presents a description of products with photos along with popular recipes.

Sourcing

The salt and most of the spices and herbs we use in our products are sourced from Armenia. Due to its high elevation and unique location, Armenia is renown for its plentiful and high quality herbs, spices and salts.

Armenia is a small mountainous country on the Armenian Plateau in the South of the Caucasus. Phyto-geographically, Armenia is situated at the junction of two floristic provinces — Caucasian and Armenian-Iranian. The peculiarity of each, enhanced by different conditions, lead to a rich variety of the country’s flora and vegetation. The mountainous nature of Armenia results in a series of highly diverse landscapes: seven distinct landscape types are described in Armenia — from deserts to alpine lands.

The great diversity of ecosystems and vegetation types is correlated with the variety of landscapes, ranging from sand deserts and semi-deserts situated at 400 m above sea level to alpine meadows and turfs at 3000 m, from xeric mountain formations to wetland vegetation, and from mesophilous forests to feather grass steppes.

Flora of Armenia includes about 3500 species of vascular plants and is very unique in its kind. Armenia is a center of species diversity for many genera such as cornflower, pear, and astragal (more than 120 species). The well known agronomist, botanist and geneticist N.I.Vavilov identified Armenia as one of the centers of biodiversity for wild relatives of cultivated plants and as one of the Asia Minor centers of origin of cultivated plants.

Future Products

The addition of new products is crucial to our future success. We are looking to add additional seasoning products to the Caucasian product line including blends with unique mono-spice ingredients like “Monk`s pepper” (Vitex Agnus-Castus). In the future, we would also like to develop other ethnic-focused seasonings.

Market Analysis Summary

Spice Market Overview

European imports of spices and herbs from developing countries have grown significantly in recent years, by 6.6% annually between 2013 and 2017. The global spices market is expected to grow by 5.1% between 2017 and 2021.1

Growing popularity of ethnic foods

1 https://www.cbi.eu/market-information/spices-herbs/trends/

Ethnic flavors and foods continue to appear as top food trends in Europe, Russia, and North America, mainly due to the growing multicultural population and consumers’ growing interest in exotic cuisines.

Spices are also gaining in popularity: the consumption of turmeric and coriander seeds is a particular result of this trend. Turmeric is increasingly consumed because of the taste and because of its health benefits. Coriander seeds are gradually applied in new forms of uses.

The ongoing search for new tastes by cooks, food manufacturers, and consumers will ensure that the market for spices and herbs will continue to grow in the future.

Spice Market in Russia

The Russian market for seasonings and spices is also growing. The spice market in 2017, compared with 2016, showed a steady increase in kind and in value by 10%. The growth rate of the category in value terms indicates a change in consumer preferences towards premium products.

Data from the consumer panel shows that the level of consumption of spices for the average Russian family is about 500 grams per year. At the same time, 88% of households are already consumers of the category and their number increases year by year. In 2017 this indicator was at the level of 85%.

As the chart below illustrates, the most popular seasonings of Russian households are “special seasonings”, which give dishes, like shish kebab/shashlik, chicken rice or borscht, more pronounced flavors and aromas. The special seasonings category are exotic spices like sumac, coriander, tumeric, etc. Universal spices are the more common ones, like thyme, oregano, etc.

Conscious of these consumer preferences, Sacred Spices has formulated its seasonings with these special spices.

Percentage of families from households in Russia who purchased at least one of these product categories in 20122

2 http://www.marketcenter.ru/content/doc-2-13112.html

Special Spices

Black Pepper

Bay leaves

Meal Makers

Universal Spices

Pepper mix

Although special seasonings are the most popular seasoning choice for Russian consumers, the next chart indicates that “Meal Makers” (ready-to-use seasonings) are the most frequently purchased seasonings category making them the fastest growing seasoning segment in Russia.

Frequency of Spice buying in Russia by Segment3

3 http://www.marketcenter.ru/content/doc-2-13112.html

Exotic Spices

Black Pepper

Meal Makers

Universal Spices

Dehydrated Herbals

The seasonings segment is further divided into categories depending on their use. The largest sales volumes in physical terms in 2017 accounted for seasonings for poultry and any type of meat —respectively 18 and 17% of the segment sales.

Seasonings and their Uses4

4 http://www.marketcenter.ru/content/doc-2-13112.html

Reasons that support the development of the Russian market for spices:

•The growth in the purchasing power of Russians, which has been observed for recent years, increases the demand for products, including spices, condiments.

•At the Russian enterprises new technologies are introduced to increase volumes of production of spices and seasonings. A consequence of this may be a change in the ratio of imported and domestic goods in the market in favor of the latter.

Among the problems faced by domestic producers, we can note:

1.Oversaturation of markets in large cities,

2.High competition,

3.Difficulties in placement into retail chains, entry to which requires substantial monetary investment,

4.A large number of poor-quality falsified products in the market.

Main Competitors

The Russian market has both foreign and domestic producers. The largest international players with their most popular brands include Nestle Russia LLC (Maggi™), Unilever CIS (Calve™, Knorr™), Podravka d.d. (Croatia, Vegeta™), Kotanyi GmbH (Austria, Kotanyi™), Gallina Blanca S.A. (Spain, Gallina Blanca™).

Among the main domestic producers and their brands are Aidigo (Sverdlovsk Oblast, Aidigo™), Arikon Group (Magic Corn™, Premix™, Magic of the East™, Ornament of Taste™), Aromadom LLC (Moscow,

Aromadom™, “Oriental City™), ZAO Proxima (Pripravych™), GC Tarshis™ (Moscow region, Vkus™ and aroma”, Tarshish™)

.

Meal Makers Segment

The largest selling brands in the “Meal Makers” category are Maggi™, Knorr™, and Gallina Blanca™.

Sales of the four largest brands represent just over half of the market. Almost a third of all sales in the category are accounted for by Nestle SA, which owns Maggi™. Nestle presents several brands to the consumers under the general trademark Maggi.

Second largest with 13% share is the Russian Company CJSC “Proxima”, which owns the popular seasoning brand “Pripravych”.

The aggregate share of Top-5 brands in the “Meal Maker” category of spices and seasonings in Russia in 2017 was 55%.

Market Leaders in the Meal Makers category5

5 http://www.marketcenter.ru/content/doc-2-13112.html

Conversely, in the mono-spice categories, both special and universal, the leaders are Kotanyi, Kamis, Vegeta, Santa Maria, and Aricon

For wholesale companies like ours, the greatest opportunities for sales are the large retail chains, which account for the bulk of seasonings sales. The large retail chains, include: Magnit, Auchan, Pyaterochka, Dixi, Metro, Seventh Continent, Kopeyka, and Perekrestok.

Marketing Objectives

Sacred Spices has received a commitment from a large Russian food distributor “DI-NAR” LLC to sell our products to gourmet food retailers and large chains in Russia. In addition to Parma supermarket in Armenia, which already carries Sacred Spices on their shelves, we are also awaiting approval from the large French grocery chain Carrefour to carry the line in its Armenian stores. There are other large grocery chains in Europe that have been approached and are in various stages of interest in carrying the Sacred Spices line of products.

Sacred Spices is also cooperating with Business Armenia, which has already presented our products to a retail chain in France.

Market Segmentation

The ethnic food industry is booming as consumers experience these foods during their travels and at their local restaurants. They also seek variations from their own traditional cuisines. While there are other products available from various vendors, Sacred Spices has approached the market as a Specialty Gourmet Seasoning producer: a provider of authentic, high quality seasonings developed specifically for Caucasian cuisine.

Target Market Segment Strategy

The initial target market is the local Armenian market and the Caucasian communities of Russia, particularly in the capital city of Moscow and Krasnodar Krai located in Southern Russia.

The Caucasian communities in Moscow was targeted because of its exciting growth rate and familiarity with the cuisine. These Communities have been growing quickly. Presently there are approximately 3.2 million Armenians living in Russia with over 500,000 Russian citizens of Armenian nationality living in Moscow,6. The estimated total Azeri population of Russia as of 2002 reached as many as 3,000,000 people with more than half of them living in Moscow7. In addition, over 300,000 Georgians are reported to be living in Moscow.8

But our products should have a broader appeal to the ethnic Russian consumer as well.. The Russian consumer is our main target for growth. As Caucasian restaurants are very popular in Russia, Sacred Spices will give Russians an opportunity to prepare Caucasian specialties in their homes and achieve the same flavors they enjoy at their favorite Caucasian restaurants.

After penetrating the Armenian and Russian markets, we will concentrate on developing new markets in Europe and North America, specifically the large Caucasian ex-pat communities in Germany and France and the numerous restaurants and grocery stores that service them and the local population.

In Europe, France has the largest community of Caucasian ex-pats, 500,000 Armenians, 70,000 Azeris, and 10,000 Georgians. Germany has the second largest one with 60,000 Armenians, 200,000 Azeris, and 5,000 Georgians. Initially we will focus mainly on these two markets. The long-range goal is to gain enough visibility to leverage the product to other geographical regions in Europe and North America as inquiries and distribution requests come in.

Industry Analysis

Due to today’s fast-paced lifestyle, Caucasian/Russian consumers, like those in the West, have less time to devote to food preparation for their families. They desire a quick way of achieving the authentic flavors they are accustomed to. The food industries in the Caucasus/Russia have been slow to react to these trends. Sacred Spices offers an easy way to achieve the flavors these consumers know and love.

The food industry of the Republic of Armenia is still relatively young but growing. To date, it has suffered from a lack of investment due to limited export opportunities. Now after recently joining the Eurasian Economic Union, an economic union that promotes trade between ex-Soviet states, Armenia will have an opportunity to export at more favorable terms to Russia—the most important export market.

Competition and Buying Patterns

Over the years, the seasoning/spice markets in Armenia and Russia has been commoditized both in respect to quality and price. There is a sameness from one brand to the other. In order to separate Sacred Spices from its competitors, the Company will impart to their brand a premium appeal with the use of high quality ingredients, attractive packaging and promotion of the ancient and delicious attributes of Caucasian cuisine.

There are many suppliers of seasonings and spices currently available on the shelves at the local grocer. However, we feel there is an opportunity for a unique product marketed to a particular ethnic cuisine especially in the growing “Meal Makers” seasoning segment.

By positioning ourselves in the niche ethnic cuisine area—avoiding direct competition with other more

6 http://agbu.org/news-item/moscow-home-of-the-largest-armenian-diaspora-community/

7 https://en.wikipedia.org/wiki/Azerbaijanis_in_Russia

8 https://en.wikipedia.org/wiki/Georgians_in_Russia

established brands—we hope to attract consumers who want to try something new. With the future entrance into some of the larger grocery chains we hope to broaden our audience.

Strategy and Implementation Summary

Our strategy is based on serving niche markets. The world is full of consumers who are searching for what they perceive to be high-quality and authentic products.

We are striving to build a marketing infrastructure covering multiple channels of grocery stores and major distributors. Each location will accent the other, providing for continuous exposure of the Sacred Spices’ brand.

Marketing Strategy

We are focusing on the consumer first through gourmet grocery exposure and then impacting them through supermarkets.

Sacred Spices was conceived to offer the highest quality and best relative value for its authentic Caucasian seasonings and spices. Time-honored historical recipes have been passed down through generations, rich with ethnic heritage. Knowledgeable consumers are looking for authentic products, made with the finest ingredients. Today’s consumer is demanding authenticity and purity. They want real down-home seasonings and spices to make their Caucasian dishes tasty and healthy. Constantly striving to supply what the consumer demands, we are continually searching for opportunities in the marketplace, improving on what is available. Providing new products to these areas is essential to assure our success in a market driven by consumer demand.

Keys to Success

1.Delivering high quality products that sets us apart from competitors in both taste and overall relative value.

2.Provide service, support, and a better than average margins to our dealers.

3.Maintain gross margins of over 55%.

4.Bring new products into the mix to increase sales volume.

Pricing Strategy

Our strategy is to target the upper range of the price scale. Even though we are subject to some impulse buying, we can provide a product to be resold at a generous mark-up for our dealers, while still providing a satisfactory experience for the consumer. Our product cost range is $0.35 - $0.45 and we sell wholesale at prices of $0.85 - $0.95. At a retail price range of $1.05 to $1.25 per pack of spice, we cover the mid-to-upper price range of the spice market, while providing around 33% margin for the dealers.

Promotion Strategy

The long-range goal is to gain enough visibility to leverage the product to other geographical regions beyond Russia, such as Europe and North America as inquiries and distribution requests come in.

Packaging

Experts identify the following trends in the packaging of spices:

•Demand for environmental packaging,

•Easy to use packaging,

In turn, manufacturers concentrate on packaging parameters such as environmental friendliness, safety and personification. An important determinant of the retail price of Seasoning/spice products is the quality of the packaging. Initially our packaging was done on a small budget and is adequate. We will need to redesign our packaging for better corporate identity, providing a more attractive and environmentally friendly package. This means we will need to hire a professional packaging firm to redesign our packaging and use higher quality packaging.

Milestones

Below is a brief description of our planned activities for the next 12 months, which we expect to commence immediately after the Offering is completed and the proceeds have been received and accepted.

Table: Milestones

Milestone	Start Date	End Date	Budget	Manager	Department
Redesign packaging	July 1, 2019	Sept. 1, 2019	$10,000	Yeva Vardanyan	Marketing
Hire sales marketing person	July 1, 2019	August 1, 2019	$10,000	Yeva Vardanyan	Sales
New product development	July 1, 2019	July 1, 2020	$5000	Yeva Vardanyan	Marketing
Pursue distribution deals for Europe	July 1, 2019	July 1, 2020	$10,000	Yeva Vardanyan	Sales
Purchase of packaging and production Equipment	Jan. 1, 2020	March 1, 2020	$10,000	Yeva Vardanyan	Administration
Initiate in-store promotion programs	Sept. 1, 2019	Dec 31, 2019	$15,000	Yeva Vardanyan	Marketing
Rent warehouse facility	Feb. 1, 2020	March 1, 2020	$1,200	Yeva Vardanyan	Administration

Months 1 to 6 Following Completion of the Offering

Main Objectives:

•Assess, negotiate and purchase raw materials from suppliers to develop production capacity

•New product development

•Hire a packaging design firm

•Hire a sales/marketing person to increase sales in Russia and local market

•Pursue distribution agreements for Europe and North America

Months 6 to 12 Following Completion of the Offering

Main Objectives:

•Identify and purchase packaging equipment and other spice production equipment,

•Rent out the warehouse facility in Yerevan for local market distribution organization.

•Identify sustainable spice producer outsource company based in region to enlarge spice production

•In-store tastings and demonstrations

•Conclude distribution agreements for Europe and North America

Organizational Structure

Sacred Spices planned organization structure calls for departments of sales and marketing, product development, production, finance and administration. We are currently using outside consultants to assist in these areas.

Management Team

The management team is currently comprised of Mrs. Vardanyan, the 100% shareholder of Sacred Spices Inc. In the future, we hope to have a board of advisors with administrative, financial, and sales management experience to assist with management decisions on daily operations, and the long-range planning necessary for continued, consistent growth.

Management Team Gaps

The gaps in the management team are currently being addressed through the use of outside consultants and will continue to be until the cash flow allows for the hiring of employees to fill those capacities. The identifiable gaps are in administration, finance management, and marketing.

Financial Plan

We have forecast for very rapid growth for Sacred Spices. Although this may seem ambitious based on historic sales, this rate of growth is due to potential orders we have discussed with our distributor, letters of commitment from Russian companies, and the increasing number of orders from current clients.

Important Assumptions

The financial plan depends on important assumptions, most of which are shown in the following table. The key underlying assumptions are:

•We assume a slow-growth economy, without major recession.

•We assume, of course, that there are no unforeseen changes in the consumer market to make products immediately obsolete or out of favor (or not increasing in popularity).

•We assume access to equity capital and financing sufficient to maintain our financial plan as shown in the tables, addendum, and additional documentation.

Key Financial Indicators

The most important factor in our case is the ability to procure financing to go to the next level. The size of the orders currently being asked of us is well beyond our current production capability, but well within the production capability of a local processor. *Note: purchasing from this supplier will also reduce our per unit production costs in excess of 30%. An additional alternative would be to purchase the production equipment necessary, and not be subject to the local manufacturer's production scheduling.

We must maintain gross margins of at least 55% and hold marketing costs to no more than 20% of sales to provide the income to reduce our debt, and equip us to sustain the growth we anticipate. We will meet and exceed all of these conditions through buying at increased volumes. Then we'll pass the savings on to our customers, retail stores, through increases in the margins at which they retail the product.

Suppliers

We signed a consulting agreement on April 01, 2018 with HAM Co. Ltd, a food technologies consultant: Term: six months Subject: Spices’ recipes formulation, production support, sales market identification and help to enter to those markets, to get standardization and other required certificates, consulting regarding the production and sales processes Price: $1,035 per month (including applicable taxes)

Put the price in US Dollars

On April 01, 2018, we signed an agreement with Sharoyan-Sarian LLC, a spice sourcing and packaging company (signed by director Gevork Sarian) Term: until June 30, 2018 (what year?) or when all tasks are fulfilled Subject: Mix spices and salt according to the recipes provided by Sacred Spices, Inc., pack them in the pouches provided by Sacred Spices, Inc. The salt and some spices are provided by Sharoyan-Sarian LLC and they are included in the price of the agreement. Price: $1,628 to package 16,000 100 g pouches. (including VAT) Put the price in US Dollars

On October 21, 2018, we entered into a distribution agreement with DI-NAR LTD. Pursuant to this agreement, we agreed to grant the exclusive right to sell and distribute our seasoning products in the Eurasian Economic Union (Russia, Belarus, Kazakhstan, Kyrgystan for a period of three years.

The purchase price of the Sacred Spices products to DI-NAR LTD shall be based on delivery to the warehouse of DI-NAR LTD and shall include a mutually negotiated delivered price to said warehouse. Our company and DI-NAR LTD shall negotiate any price increases for any Sacred Spices products at least 60 days prior to the effective date of any such increase. DI-NAR LTD shall have the right to order one month of supply of the Scared Spices products at the current price prior to any increase.

For the first year, right after signing this agreement, the Company will deliver 10,000 packs of spices to the Distributor.

Our company and DI-NAR LTD shall agree on our price to DI-NAR LTD and DI-NAR LTD’s price to its customers. All parties shall agree on an annual basis, or more frequently if required, as to the prices at which DI-NAR LLC shall sell the Sacred Spices products to its customers.

In the event that our company and DI-NAR LTD cannot agree on either price within 30 days of commencement of the negotiations, the prices then in effect for each of said prices will be increased by an amount equal to the change in the Consumer Price Index-All US over a period of months equal to the number of months since the last price increase for each price. This Agreement shall continue in full force and effect until either party gives 90 days notice.

On December 26, 2018 we negotiated and signed an agreement with SimaGlobal LLC (https://www.sima-land.ru/) (signed by director Yulya Spirina) Term: until Dec 31, 2019 Subject: To provide natural paper zip-lock 100 g pouches for packaging. Price: $.06 per pouch (including VAT) for 125,000 pouches. Contract is valued at $7,533.00. Sacred Spices will be billed as pouches are drawn from inventory.

On Jan 01, 2019 we negotiated and signed a follow-up agreement with Sharoyan-Sarian LLC (signed by director Gevork Sarian) Term: until Dec 31, 2019 Subject: Mix spices and salt according to the recipes provided by Sacred Spices, Inc., pack them in the pouches provided by Sacred Spices, Inc. The salt and some spices are provided by Sharoyan-Sarian LLC and they are included in the price of the agreement. Price: $5,176.00 (including VAT) for 50,000 100 g pouches during the year according to our work orders

Patents and Trademarks

We believe that our brand is important to our success and our competitive position, however we currently do not have any registered trademarks. We believe that we will be unable to trademark our name because it is too generic to register for trademark protection. We believe that we may be able to apply for trademark protection for our logo. If we are unable to register our trademarks in the future or that protection is inadequate for future products, our business may be materially adversely affected.

Employees

We have no employees other than our sole director and officer. Management and office administration services are provided by Yeva Vardanyan.

DESCRIPTION OF PROPERTY

Presently, we do not own any interests in any real property. Our sole director and officer, has provided us with office space in her residence. This location currently serves as our primary office for planning and implementing our business plan. This space is currently sufficient for our purposes, and we expect it to be sufficient for the foreseeable future.  Our sole director and officer does not charge our company for use of this space.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings.

MARKET FOR OUR COMMON STOCK

Market Information

There is no established public market for our common stock.

After the effective date of the registration statement of which this prospectus is a part, we intend to seek a market maker to file an application with FINRA to have our common stock quoted on the OTCQB. We will have to satisfy certain criteria in order for our application to be accepted. We do not currently have a market maker who is willing to participate in this application process, and even if we identify a market maker, there can be no assurance as to whether we will meet the requisite criteria or that our application will be accepted. Our common stock may never be quoted on the OTCQB, or, even if quoted, a public market may not materialize. There can be no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained.

We have 5,000,000 shares issued and outstanding as of February 25, 2019. There are no outstanding options, warrants, or other securities that are convertible into shares of common stock.

Outstanding Options, Warrants or Convertible Securities

As of the date of this Prospectus, we do not have any outstanding options, or warrants to purchase our common stock or securities convertible into shares of our common stock.

Rule 144 Shares

We have only one holder of unregistered shares and she is an affiliate of the Company by virtue of the fact that she is an officer, director, and major shareholder. A person who is an affiliate and who has beneficially owned shares of our company’s common stock for at least six months, subject to the continued availability of current public information about us, is entitled under Rule 144 to sell within any three month period a number of shares that does not exceed the greater of:

1.

one percent of the number of shares of our company’s common stock then outstanding, which, in our case, will equal approximately 100,000 shares if all of the shares offered hereby are purchased by investors; or

2.	the average weekly trading volume of our company’s common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Registration Rights

We are paying the expenses of the offering because we seek to develop a market for our common stock.  We believe that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors.  In the near future, in order for us to continue with our seasonings production and distribution business plan, we may need to raise additional capital.

Holders

There was one holder of record of our common stock as of February 25, 2019

Securities Authorized for Issuance under Equity Compensation Plans

We do not have any compensation plan under which equity securities are authorized for issuance.

FINANCIAL STATEMENTS

Our fiscal year end is December 31. Our financial statements are stated in U.S. dollars and are prepared in conformity with generally accepted accounting principles of the United States (US GAAP).

This Prospectus includes the following financial statements:

•Audited financial statements of our company for fiscal years ended December 31, 2018 and 2017.

The financial statements appear beginning on page F-1.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion of our financial condition and results of operation should be read in conjunction with the financial statements and related notes that appear elsewhere in this prospectus. This discussion contains forward-looking statements and information relating to our business that reflect our current views and assumptions with respect to future events and are subject to risks and uncertainties, including the risks in the section entitled Risk Factors beginning on page 9, that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

These forward-looking statements speak only as of the date of this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, or achievements. Except as required by applicable law, including the securities laws of the United States, we expressly disclaim any obligation or undertaking to disseminate any update or revisions of any of the forward-looking statements to reflect any change in our expectations with regard thereto or to conform these statements to actual results.

Overview

Our company was incorporated under the laws of the state of Nevada on October 5, 2018. We seek to significantly expand the production and sales of our Sacred Spices’ brand of seasonings which we produce in Armenia.

Our offices are currently located at 14 Kajaznuni Street, Apt. 70 Yerevan 0070, Armenia. Our telephone number is Tel: +374 (94) 955188. We have a website at www.sacredspices.com, however, the information contained on our website does not form a part of the registration statement of which this prospectus is a part.

Results of Operations – From inception to December 31, 2018

The following table summarizes our operating results for the period from October 5, 2018 (date of inception) to December 31, 2018:

From Oct 5, 2016 (Date of Inception) to December 31, 2018 (audited)
Revenue	$9,381.00
Cost of Sales	3,562.00
Expenses	4,685.00
Net Profit/Loss	$1,134.00

Revenue and Cost of Sales

During the period from October 5, 2016 (date of inception) to December 31, 2018, we generated revenues of $9,381.00 with cost of sales of $3,562.00, resulting in gross margin of $5,819. We generated revenues primarily from the sale of our seasoning products. The cost of sales primarily consisted of the ingredients and packaging.

There are minimal revenues and management cannot offer any assurance that we will continue to generate revenues as our revenues are affected by factors such as the success of our marketing efforts, the size of our customer base, consumer’s preferences and general economic conditions.

Expenses

During the period from October 5, 2016 (date of inception) to December 31, 2018,, we incurred expenses of $4,685.00, entirely consisting of general and administrative expenses. Our general and administrative expenses primarily consisted of legal and accounting fees, rent and website construction. Initially, a significant portion of our expenses were attributed to one-time legal fees for the preparation of contracts and fees related to the preparation of the registration statement for the public offering of the shares of our common stock.

Management anticipates expenses to rise over the foreseeable future as marketing expenses increase as a result of our efforts to increase our revenues.

Since we only recently commenced business operations, management does not believe past performance is indicative of future performance.

Liquidity and Capital Resources

As at December 31, 2018 (audited)
Current assets	$2,838.00
Current liabilities	7,895.00
Working capital (deficiency)	$(5,057.00)

As at December 31, 2018, we had cash of $536.00 and working capital of $(5,057.00) We have incurred operating losses since inception, and this is likely to continue in the foreseeable future.

We require funds to enable us to address our minimum current and ongoing expenses. Presently, our revenue is not sufficient to meet our operating and capital expenses. Management projects that we may require an additional $40,000.00 to fund our operating expenditures for the next twelve month period, as follows:

Legal, audit and accounting fees	$30,000
Salaries	2,000
Supplies	6,000
Rent	1,200
Miscellaneous expenses	800
Total	$40,000

We anticipate that our cash on hand and the revenue that we anticipate generating going forward from our operations will not be sufficient to satisfy all of our cash requirements for the next twelve month period. We currently do not have committed sources of additional financing and may not be able to obtain additional financing, particularly, if the volatile conditions in the stock and financial markets persist. We plan to raise capital through this offering and loans from our director, provided that such funding continues to be available to our company. We plan to continue to seek additional funds from our director to fund our day-to-day operations until this offering is fully subscribed. We have no guarantee that our director will continue to fund our day-to-day operations. The issuance of additional equity securities may be required by our company in the future and may result in a significant dilution in the equity interests of stockholders. There is no assurance that we will be able to obtain further funds if required for our continued operations or that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain additional financing as required on a timely basis, we will not be able to meet certain obligations as they become due and we will be forced to scale down or perhaps even cease our operations.

Because we are in the development stage and are yet to attain profitable operations, there is substantial doubt about our ability to continue as a going concern. We have not yet achieved profitable operations, have accumulated losses since our inception and expect to incur further losses in the development of our business, all of which raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to generate future profitable operations and/or to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Product Research and Development

We anticipate that we will spend $5,000 on research and development over the twelve month period ending December 31, 2019.

Purchase of Significant Equipment

We do not intend to purchase any significant equipment over the twelve month period ending December 31, 2019.

Contingencies and Commitments

We had no contingencies or long-term contractual obligations as at December 31, 2018, or as of the date of this Prospectus.

Cashflows from Investing Activities

For the year ended December 31, 2017 and 2018, we did not have any investing activities.

Cashflows from Financing Activities

For the year ended December 31, 2017 and 2018, we did not have any financing activities.  Initial Start-up costs of $8,247 was provided by the CEO and President.

We have no current commitment from our Officer and Director or any other financier to supplement our operations or provide us with financing in the future. If we are unable to raise capital from our offering, we may be forced to curtail or cease our operations. Even if we are able to continue our operations, the failure to obtain financing could have a substantial adverse effect on our business and financial results.

In the future, we may be required to seek additional capital by selling debt or equity securities, selling assets, or otherwise be required to bring cash flows in balance when we approach a condition of cash insufficiency. The sale of additional equity or debt securities, if accomplished, may result in dilution to our then shareholders. We provide no assurance that financing will be available in amounts or on terms acceptable to us, or at all.

Our company estimates the need for approximately $100,000 funding during the next 12 months to commence our business operations as planned. We hope to raise this amount from our offering. If we are unable to raise this amount from this offering we will be restricted in the implementation of our business plan.

Expenditures

The following chart provides an overview of our budgeted expenditures for the 12 months following the completion of this Offering.  The expenditures are categorized by significant area of activity.

Legal and accounting	$30,000
Salaries	15,000
Redesign new packaging	10,000
Raw material purchases	10,000
New production	10,000
Purchase of packaging and production Equipment	10,000
Advertising/Promotion	15,000
$100,000

As of December 31, 2018, we have cash on hand of approximately $536.00

Going Concern

As shown in the accompanying financial statements, we have an accumulated deficit of $427.00 since inception, and a working capital deficit of $5,057.00.  These conditions among others raise substantial doubt as to our ability to continue as a going concern.  In response to these conditions, we intend to raise capital through our offering.  The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

Critical Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. It also requires management to exercise its judgment in the processing of applying our company’s accounting policies. Our company regularly evaluates estimates and assumptions related to deferred income tax valuation allowances.  Our company bases its estimates and assumptions on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. The impacts of such estimates and judgments are pervasive throughout the financial statements, and may require accounting adjustments based on future occurrences. Revisions to accounting estimates and judgments are recognized in the period in which the estimate is revised and future periods if the revision affects both current and future periods. The actual results experienced by our company may differ materially and adversely from our company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Revenue Recognition

Our company derives revenue from the sale of seasonings.  In accordance with ASC 605, “Revenue Recognition”, revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the amount is fixed and determinable, and collectability is reasonably assured.

Inventory

Inventory is comprised of work-in-process and finished goods relating to the production and distribution of seasonings, and is recorded at the lower of cost or net realizable value on a first-in first-out basis.  Our company establishes inventory reserves for estimated obsolete or unsaleable inventory equal to the difference between the cost of inventory and the estimated realizable value based upon assumptions about future and market conditions.

Recent Accounting Pronouncements

Our company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have not had any changes in or disagreements with our independent public accountants since our inception.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

This item is not required by smaller reporting companies.

DIRECTORS AND OFFICERS

All directors of our company hold office until the next annual meeting of the security holders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors and executive officers, their ages, positions held, and duration as such, are as follows:

Name	Age	Position
Yeva Vardanyan	43	President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Director

Yeva Vardanyan

Yeva Vardanyan, age 43, has been Director of Sacred Spices, Inc. since 2017. She is the sole shareholder and managing director of the food spices and seasonings producer. Under her direction, the start-up has developed four main products and began selling into the Armenian and Russian markets and recently began preliminary discussions with a distributor for European markets.

Between 2008-2017, Yeva lived in Canada and Austria due to her husband’s work. During this period, she worked as a part-time consultant for various accounting firms while raising her three young children. It was also during this period that she developed her passion for food. While living in her adopted countries, Yeva discovered a new world of flavors and tastes.. Blessed with an entrepreneurial spirit, she returned to Armenia in 2016 and saw an opportunity in the international seasonings and spices business— leveraging her business skills with her passion for food.

From 1998-2008, she worked at the Central Bank of Armenia as Methodologist in the Accounting department.

Between 1993-1998, she studied Economics at the State University of Armenia and graduated in 1998 with a diploma in Economics. That same year she continued her education in the Postgraduate Studies of the Management faculty of the same university where she graduated with a PhD in 2002.

Other Directorships

Ms. Vardanyan does not hold any other directorships in any company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940.

Board of Directors and Director Nominees

Since our Board of Directors does not include a majority of independent directors, the decisions of the Board regarding director nominees are made by persons who have an interest in the outcome of the determination.  The Board will consider candidates for directors proposed by security holders, although no formal procedures for submitting candidates have been adopted. Unless otherwise determined, at any time not less than 90 days prior to the next annual Board meeting at which the slate of director nominees is adopted, the Board will accept written submissions from proposed nominees that include the name, address and telephone number of the proposed nominee; a brief statement of the nominee’s qualifications to serve as a director; and a statement as to why the security holder submitting the proposed nominee believes that the nomination would be in the best interests of our security holders.  If the proposed nominee is not the same person as the security holder submitting the name of the nominee, a letter from the nominee agreeing to the submission of his or her name for consideration should be provided at the time of submission.  The letter should be accompanied by a résumé supporting the nominee’s qualifications to serve on the Board, as well as a list of references.

The Board identifies director nominees through a combination of referrals from different people, including management, existing Board members and security holders.  Once a candidate has been identified, the Board reviews the individual’s experience and background and may discuss the proposed nominee with the source of the recommendation.  If the Board believes it to be appropriate, Board members may meet with the proposed nominee before making a final determination whether to include the proposed nominee as a member of the slate of director nominees submitted to security holders for election to the Board.

Some of the factors which the Board considers when evaluating proposed nominees include their knowledge of and experience in business matters, finance, capital markets and mergers and acquisitions.  The Board may request additional information from each candidate prior to reaching a determination.  The Board is under no obligation to formally respond to all recommendations, although as a matter of practice, it will endeavor to do so.

Conflicts of Interest

Our director is not obligated to commit her full time and attention to our business and, accordingly, she may encounter a conflict of interest in allocating her time between our operations and those of other businesses.  In the course of her other business activities, she may become aware of investment and business opportunities which may be appropriate for presentation to us as well as other entities to which she owes a fiduciary duty. As a result, she may have conflicts of interest in determining to which entity a particular business opportunity should be presented.  She may also in the future become affiliated with entities, engaged in business activities similar to those we intend to conduct.

In general, officers and directors of a corporation are required to present business opportunities to a corporation if:

•the corporation could financially undertake the opportunity;

•the opportunity is within the corporation’s line of business; and

•it would be unfair to the corporation and its stockholders not to bring the opportunity to the attention of the corporation.

We plan to adopt a code of ethics that obligates our directors, officers and employees to disclose potential conflicts of interest and prohibits those persons from engaging in such transactions without our consent.

Significant Employees

Other than as described above, we do not expect any other individuals to make a significant contribution to our business.

Legal Proceedings

Our sole director and officer has not, during the past ten years:

•been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

•had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in our discussion below in “Certain Relationships and Related Transactions, and Director Independence – Transactions with Related Persons,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to, among other persons, members of our board of directors, our company's officers including our president, chief executive officer and chief financial officer, employees, consultants and advisors. As adopted, our Code of Business Conduct and Ethics sets forth written standards that are designed to deter wrongdoing and to promote:

1.	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
2.

full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commission and in other public communications made by us;

3.	compliance with applicable governmental laws, rules and regulations;
4.	the prompt internal reporting of violations of the Code of Business Conduct and Ethics to an appropriate person or persons identified in the Code of Business Conduct and Ethics; and
5.	accountability for adherence to the Code of Business Conduct and Ethics.

Our Code of Business Conduct and Ethics requires, among other things, that all of our company's senior officers commit to timely, accurate and consistent disclosure of information; that they maintain confidential information; and that they act with honesty and integrity.

In addition, our Code of Business Conduct and Ethics emphasizes that all employees, and particularly senior officers, have a responsibility for maintaining financial integrity within our company, consistent with generally accepted accounting principles, and federal and state securities laws. Any senior officer, who becomes aware of any incidents involving financial or accounting manipulation or other irregularities, whether by witnessing the incident or being told of it, must report it to our company. Any failure to report such inappropriate or irregular conduct of others is to be treated as a severe disciplinary matter. It is against our company policy to retaliate against any individual who reports in good faith the violation or potential violation of our company's Code of Business Conduct and Ethics by another.

Our Code of Business Conduct and Ethics is attached hereto as Exhibit 14. We will provide a copy of the Code of Business Conduct and Ethics to any person without charge, upon request.

Audit Committee and Audit Committee Financial Expert

Our board of directors has determined that it does not have a member of its audit committee that qualifies as an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K, and is “independent” as the term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended.

We believe that our board of directors is capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. We believe that retaining an independent director who would qualify as an “audit committee financial expert” would be overly costly and burdensome and is not warranted in our circumstances given the early stages of our development and the fact that we have not generated any material revenues to date. In addition, we currently do not have nominating, compensation or audit committees or committees performing similar functions nor do we have a written nominating, compensation or audit committee charter. Our directors do not believe that it is necessary to have such committees because they believe the functions of such committees can be adequately performed by the members of our board of directors.

EXECUTIVE COMPENSATION

The particulars of the compensation paid to the following persons:

•our principal executive officer; and

•all officers who served at any time during the years ended December 31, 2017 and 2018.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Yeva Vardanyan(1)	2018	$1,237	-	-	-	-	-	Nil	$1,237
Zohrab Minasyan (2)	2016	-	-	-	-	-	-	Nil	Nil
	2017	-	-	-	-	-	-	Nil	Nil

(1)	Ms. Vardanyan was appointed President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Director on February 20, 2017.
(2)	Mr. Zohrab Minasyan resigned as President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Director on February 20, 2017

Yeva Vardanyan is our sole director and officer.

Grants of Plan-Based Awards Table

We did not grant any awards to our named executive officers during the fiscal years ended December 31, 2018 or 2017.

Outstanding Equity Awards at Fiscal Year End

There were no unexercised options, stock that has not vested and equity incentive plan awards for our named executive officers during the last two fiscal years.

Option Exercises

During our fiscal year ended December 31, 2018, there were no options exercised by our named officers.

Compensation of Directors

We did not provide any compensation to Ms. Vardanyan for performing her services as our director since the inception of our company. Her only compensation was for her services as Chief Executive Officer.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the board of directors or a committee thereof.

Indebtedness of Directors, Senior Officers, Executive Officers and Other Management

None of our directors or executive officers or any associate or affiliate of our company during the last two fiscal years is or has been indebted to our company by way of guarantee, support agreement, letter of credit or other similar agreement or understanding currently outstanding.

Compensation Committee Interlocks and Insider Participation

During 2017 and 2018, we did not have a compensation committee or another committee of the board of directors performing equivalent functions. Instead the entire board of directors performed the function of compensation committee. Our board of directors approved the executive compensation paid in 2018. There were no deliberations relating to executive officer compensation and no compensation paid during 2017.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the ownership, as of December 31, 2018, of our common stock by each of our directors and executive officers, by all of our executive officers and directors as a group, and by each person known to us who is the beneficial owner of more than 5% of any class of our securities.  As of February 25, 2019, there were 5,000,000 shares of our common stock issued and outstanding. All persons named have sole voting and investment control with respect to the shares, except as otherwise noted.  The number of shares described below includes shares which the beneficial owner described has the right to acquire within 60 days of the date of this registration statement.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percentage of Class
Yeva Vardanyan 14 Kajaznuni Street, Apt. 70 Yerevan 0070, Armenia Tel: +374 (94) 955188	5,000,000(2)	100%

(1)

Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. In this case there are no convertible securities and no acquisition rights outstanding.As a result, the percentage of outstanding shares of the person shown in this table reflects the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on February 25, 2019. As of February 25, 2019 we had 5,000,000 shares of our common stock issued and outstanding.

(2)	If the Offering is completed, we will have 10,000,000 shares issued and outstanding and Ms. Vardanyan will hold 50 % of those shares.

Changes in Control

As of December 31, 2018, we are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change in control of our company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As of December 31, 2018, we owed $7,011.00 to the President of our company for expenses paid on our behalf.  The amount owing is unsecured, non-interest bearing, and due on demand.

There have been no other transactions since the beginning of our last fiscal year or any currently proposed transactions in which we are, or plan to be, a participant and the amount involved exceeds $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest.

Promoters and Certain Control Persons

Ms. Vardanyan is a promoter as defined in Rule 405 of Regulation C due to her participation in management of our business and company.

Corporate Governance

We currently act with one director – Ms. Vardanyan.

We do not have a standing audit, compensation or nominating committee, but our entire board of directors acts in such capacities. We believe that our board of directors is capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. The board of directors of our company does not believe that it is necessary to have a standing audit, compensation or nominating committee because we believe that the functions of such committees can be adequately performed by the board of directors. Additionally, we believe that retaining an independent director who would qualify as an “audit committee financial expert” would be overly costly and burdensome and is not warranted in our circumstances given the early stages of our development.

REPORTS TO SECURITY HOLDERS

We are not currently a reporting company, but upon effectiveness of the registration statement of which this prospectus forms a part, we will be required to file reports with the SEC pursuant to the Securities Exchange Act of 1934, as amended. These reports include annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. You may obtain copies of these reports from the SEC’s Public Reference Room at 100 F Street, NE., Washington, DC 20549, on official business days during the hours of 10 a.m. to 3 p.m. or on the SEC’s website, at www.sec.gov. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

DIVIDEND POLICY

We have not paid any dividends since our incorporation and do not anticipate the payment of dividends in the foreseeable future. At present, our policy is to retain any earnings to develop and market our services. The payment of dividends in the future will depend upon, among other factors, our earnings, capital requirements, and operating financial conditions.

ITEM 12A - DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION OF SECURITES ACT LIABILITIES

Nevada law provides that we may indemnify our directors and officers to the fullest extent.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making us responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or control persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL REPRESENTATION

Daniel C. Masters, attorney at law, will pass upon the validity of the common stock offered hereby.

EXPERTS

The financial statements included in this prospectus, and in the registration statement of which this prospectus is a part, have been audited by Grant Thornton Armenia, an independent registered public accounting firm, to the extent and for the period set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in us, nor was any such person connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

WHERE YOU CAN GET MORE INFORMATION

In accordance with the Securities Act of 1933, we are filing with the SEC a registration statement on Form S-1, of which this prospectus is a part, covering the securities being offered by the Registrant. As permitted by rules and regulations of the SEC, this prospectus does not contain all of the information set forth in the registration statement. For further information regarding both our company and our common stock, we refer you to the registration statement, including all exhibits and schedules, which you may inspect without charge at the public reference facilities of the SEC’s Washington, D.C. office, 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10am and 3pm, and on the SEC Internet site at http:\\www.sec.gov. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330.

Consolidated Financial Statements and Independent Auditor's Report

"Sacred Spices, Inc."

31 December 2018

Contents

Independent auditor's report	3
Consolidated balance sheet	4
Consolidated income statement	5
Consolidated statement of changes in equity	6
Consolidated statement of cash flows	7
Notes to the consolidated financial statements	8

"Sacred Spices, Inc."
Consolidated Financial Statements
31 December 2018

Grant Thornton

Independent auditor's report

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ՀՀ, ք.Երևան 0012
Վաղարշյան 8/1
Հ. + 374 10 260 964
Ֆ.+ 374 10 260 961

Grant Thornton CJSC
8/1 Vagharshyan Str.
0012 Yerevan, Armenia
T + 374 10 260 964
F + 374 10 260 961

To the shareholder of "Sacred Spices, Inc."

We have audited the accompanying consolidated financial statements of "Sacred Spices, Inc." (the "Company") and its subsidiary "Sacred Spices, Inc." LLC (together the "Group"), which comprise the consolidated balance sheet as of 31 December 2018, and the related consolidated income statement, consolidated statement of changes in equity and cash flows for the year then ended and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with Accounting Principles Generally Accepted in the United States of America (US GAAP). This includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with Auditing Standards Generally Accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgement, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Group as of 31 December 2018, and the result of consolidated operations and consolidated cash flows for the year then ended in accordance with Accounting Principles Generally Accepted in the United States of America.

Gagik Gyulbudaghyan
Managing Partner

Emil Vassilyan, FCCA
Engagement Partner

8 February 2019

www.grantthornton.am

Consolidated balance sheet

In US dollars	Note	As of 31 December 2018	As of 31 December 2017
Assets			
Current assets			
Cash and bank balances		536	-
Inventories	4	1,852	-
Deferred expense		450	-
		2,838	-
Non-current assets			
Intangible assets	5	4,665	-
		4,665	-
Total assets		7,503	-
Liabilities and equity			
Current liabilities			
Trade and other payables	6	884	1,540
Related party borrowings	7	7,011	-
		7,895	1,540
Equity	8		
Share capital		35	35
Accumulated loss		(441)	(1,575)
Foreign currency translation reserve		14	-
		(392)	(1,540)
Total equity and liabilities		7,503	-

The consolidated financial statements were approved on 8 February 2019 by:

Yeva Vardanyan

Chief Executive Officer

The consolidated balance sheet is to be read in conjunction with the notes to and forming part of the consolidated financial statements set out on pages 8 to 14.

"Sacred Spices, Inc."
Consolidated Financial Statements
31 December 2018 4

Consolidated income statement

In US dollars	Note	Year ended 31 December 2018	Year ended 31 December 2017
Revenue	9	9,381	-
Cost of sales	10	(3,562)	
Gross profit		5,819	-
Distribution and marketing expenses		(494)	-
Administrative expenses	11	(3,893)	(48)
Other expenses		(333)	-
Other financial items		35	-
		(4,685)	(48)
Profit/(loss) before income tax		1,134	(48)
Income tax expense		-	-
Net profit/(loss)		1,134	(48)

The consolidated income statement is to be read in conjunction with the notes to and forming part of the consolidated financial statements set out on pages 8 to 14.

"Sacred Spices, Inc."
Consolidated Financial Statements
31 December 2018 5

Consolidated statement of changes in equity

In US dollars	Share capital	Foreign currency translation reserve	Accumulated profit/(loss)	Total
as of 1 January 2017	35	-	(1,527)	(1,492)
Loss for the year	-	-	(48)	(48)
as of 31 December 2017	35	-	(1,575)	(1,540)
Profit for the year	-	-	1,134	1,134
Foreign currency translation reserve	-	14	-	14
as of 31 December 2018	35	14	(441)	(392)

The consolidated statement of changes in equity is to be read in conjunction with the notes to and forming part of the consolidated financial statements set out on pages 8 to 14.

"Sacred Spices, Inc."
Consolidated Financial Statements
31 December 2018 6

Consolidated statement of cash flows

In US dollars	Year ended 31 December 2018	Year ended 31 December 2017
Cash flows from operating activities		
Profit/(loss) for the year	1,134	(48)
Adjustments for:		
Amortization expense	517	-
Foreign exchange gain	(35)	-
Operating profit/(loss) before working capital changes	1,616	(48)
Change in inventories	(1,852)	-
Change in deferred expenses	(450)	-
Change in trade and other payables	(655)	48
Cash used in operations	(1,341)	-
Cash flows from investing activities		
Acquisition of intangible assets	(5,183)	-
Net cash used in investing activities	(5,183)	-
Cash flows from financing activities		
Proceeds from borrowings, net	7,011	-
Net cash from financing activities	7,011	-
Net increase in cash and bank balances	487	-
Foreign exchange effect on cash	35	-
Foreign currency translation reserve	14	
Cash and bank balances at the beginning of the year	-	-
Cash and bank balances at the end of the year	536	-

The consolidated statement of cash flows is to be read in conjunction with the notes to and forming part of the consolidated financial statements set out on pages 8 to 14.

"Sacred Spices, Inc."
Consolidated Financial Statements
31 December 2018 7

Notes to the consolidated financial statements

1 Nature of operations and general information

The parent Company of the Group is "Sacred Spices, Inc." which has been registered in USA on 5 October 2016. The only subsidiary is "Sacred Spices, Inc." LLC (the "Subsidiary") which has been registered in Armenia on 3 May 2018.

The Principal activities of the Group: Production of spices and seasonings through its subsidiary "Sacred Spices, Inc." LLC, an Armenian legal entity owned by Sacred Spices, Inc.

The number of employees of the Group during 2018 was one (2017: one employee).

The Principle place of registration of the Parent company: 3064 Silver Sage Drive, Suite 150, Carson City, NV 89701, USA

The Principle place of registration of the Subsidiary: Apt 70, 14 Kajaznuni Street, Yerevan 0070, Armenia.

2 Basis of preparation

2.1 Basis of consolidation

Subsidiaries

Subsidiaries are those enterprises, which are controlled by the Group. Control exists when the Group has the power, directly or indirectly, to govern the financial and operating policies of an enterprise so as to obtain benefits from its activities. The financial statements of the subsidiaries are included in the consolidated financial statements from the date when control effectively commences until the date that control effectively ceases.

Transactions eliminated on consolidation

Intra-group balances and transactions, and any unrealized gains arising from intra-group transactions, are eliminated in presenting the consolidated financial statements. Unrealized gains arising from transactions with associates are eliminated against the investment in the associate.

2.2 Statement of compliance

The financial statements have been prepared based on the accounting records maintained under the requirements of the Armenian legislation and presented in accordance with accounting principles Generally Accepted in the United States of America ("US GAAP").

2.3 Basis of measurement

The consolidated financial statements have been prepared on the historical cost basis.

2.4 Functional and presentation currency

The national currency of Armenia is the Armenian dram ("dram"), which is the Subsidiary's functional currency, since this currency best reflects the economic substance of the underlying events and transactions of the Subsidiary.

These consolidated financial statements are presented in US dollars, since management believes that this currency is more useful for the users of these consolidated financial statements.

The accounting policy for translation of the dram denominated in the financial statements into US dollars is explained in note 3.1.

"Sacred Spices, Inc."
Consolidated Financial Statements
31 December 2018 8

2.5 Use of estimates and judgment

The preparation of consolidated financial statements in conformity with the accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Significant areas requiring use of estimates include useful lives of intangible assets. Actual results could differ from those estimates.

"Sacred Spices, Inc."
Consolidated Financial Statements
31 December 2018 9

3 Significant accounting policies

3.1 Foreign currency

Translation of financial statements into another currency

The Group has selected United States Dollar (US dollar) as its presentation currency, since this currency is the functional currency of the Parent Company and best reflects the economic substance of the underlying transactions of the Group.

Armenian dram is the functional currency of the Subsidiary Company. These financial statements are presented in US dollars, since management believes that this currency is useful for the users of these financial statements. The assets and liabilities of the Subsidiary are translated from dram into US dollars at the exchange rate at the end of the reporting period defined by the Central Bank of Armenia. Revenues and expenses are translated into US dollars using average rate of the CBA for the period. The resulting exchange difference is recorded in net assets in the foreign currency translation reserve.

In preparing the consolidated financial statements, transactions in currencies other than the functional currency are recorded at the rates of exchange defined by the Central Bank of Armenia prevailing on the dates of the transactions. At each reporting date, monetary items denominated in foreign currencies are retranslated at the rates defined by the Central Bank of Armenia prevailing on the reporting date, which is 483.75 drams for 1 US dollar as of 31 December 2018 (31 December 2017: 484.10 drams for 1 US dollar).

Exchange differences arising on the settlement and retranslation of monetary items, are included in the consolidated statement of activities.

3.2 Intangible assets

Intangible assets include recipes of spices, which are acquired by the Group and which have finite useful lives, are stated at cost less accumulated amortization and impairment losses.

Amortization is charged to the consolidated income statement on a straight line basis over the estimated useful lives of the intangible assets, which is estimated at 5 (five) years.

3.3 Inventories

Inventories are assets held for sale in the ordinary course of business or in the form of materials or supplies to be consumed in the production process. Items such as spare parts, stand-by equipment and servicing equipment are also recognized as inventories unless they meet the definition of property and equipment.

Inventories are stated at the lower of cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and selling expenses. The cost of inventories is based on the first-in first-out principle and includes expenditure incurred in acquiring the inventories and bringing them to their existing location and condition.

3.4 Equity

Equity instruments issued by the Group are recorded at the proceeds received.

Share capital represents the nominal value of shares that have been issued.

Accumulated profit/(loss) include all current and prior period retained profits.

3.5 Revenue

Revenue is measured at the fair value of the consideration received or receivable taking into account the amount of any trade discounts and rebates allowed by the Group.

Revenue is reduced for estimated customer returns, rebates and other similar allowances.

"Sacred Spices, Inc."
Consolidated Financial Statements
31 December 2018 10

Sale of goods

Revenue from the sale of goods is recognized when all the following conditions are satisfied:

- the Group has transferred to the buyer the significant risks and rewards of ownership of the goods;
- the Company retains neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the goods sold;
- the amount of revenue can be measured reliably;
- it is probable that the economic benefits associated with the transaction will flow to the Group and
- the costs incurred or to be incurred in respect of the transaction can be measured reliably.

3.6 Cash and cash equivalents

For the purpose of the consolidated statement of cash flows, cash equivalents are short-term, highly liquid investments that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value. Cash equivalents are held for the purpose of meeting short-term cash commitments rather than for investment or other purposes. The Group classifies investments as a cash equivalent if it is readily convertible to a known amount of cash and is subject to an insignificant risk of changes in value.

3.7 Related party borrowings

Borrowings from related party are recorded at fair value. Subsequently they are measured at amortized cost.

"Sacred Spices, Inc."
Consolidated Financial Statements
31 December 2018 11

4 Inventories

In US dollars	As of 31 December 2018	As of 31 December 2017
Chicken spice	463	-
Fish spice	464	-
Meat spice	463	-
Salad spice	462	-
	1,852	-

Inventories include spices packed in 100gr zip pouches produced in 2018. The cost of inventories is based on the first-in first-out principle and includes expenditure incurred in acquiring the inventories and bringing them to their existing location and condition.

5 Intangible assets

In US dollars	Recipes of spices	Total
Cost		
as of 1 January 2017	-	-
as of 31 December 2017	-	-
Additions	5,183	5,183
Foreign currency translation reserve	(15)	(15)
as of 31 December 2018	5,168	5,168
Accumulated amortization		
as of 1 January 2017	-	-
as of 31 December 2017	-	-
Charge for the year	517	517
Foreign currency translation reserve	(14)	(14)
as of 31 December 2018	503	503
Carrying amount		
as of 31 December 2017	-	-
as of 31 December 2018	4,665	4,665

The additions of 2018 include spices recipes of US dollars 5,168. Amortization expense has been charged to cost of sales.

6 Trade and other payables

In US dollars	As of 31 December 2018	As of 31 December 2017
Trade payables	402	1,540
Employee remuneration	121	-
Tax payable	317	-
Other	44	-
	884	1,540

Trade payables at the amount of US dollars 402 (2017: US dollars 1,540) represent the Group's obligation to its supplier "Gostrans Plus" LLC for transportation services of goods.

"Sacred Spices, Inc."
Consolidated Financial Statements
31 December 2018 12

Trade payables are short term and interest free. All the trade payable amounts are denominated in Armenian drams.

7 Related party borrowings

Borrowings have been received from the sole owner of the Group Yeva Vardanyan. The borrowings are interest-free and have a maturity period of 1 year. Accordingly, the borrowings have not been discounted to their net present values at the initial recognition.

These borrowings are denominated in US dollars.

8 Capital

8.1 Share capital

Number of shares unless otherwise stated	Ordinary shares 2018	Ordinary shares 2017
Authorized shares		
Number of ordinary shares of US dollars 0.0001 each	350,000	350,000
Issued and fully paid during the year, in US dollars	-	35

The Company has one class of common shares.

On 31 January 2019 the Company amended its Articles of Incorporation to increase its authorized share capital. As a result, the authorized stock now consists of 200,000,000 shares of common stock at a par value of USD 0.001 per share, all of which stock shall be entitled to voting power (Refer to Note 12).

9 Revenue

In US dollars	Year ended 31 December 2018	Year ended 31 December 2017
Chicken spice	2,311	-
Fish spice	2,311	-
Meat spice	2,307	-
Salad spice	2,307	-
Nano tea	145	-
	9,381	-

10 Cost of sales

In US dollars	Year ended 31 December 2018	Year ended 31 December 2017
Chicken spice	854	-
Fish spice	854	-
Meat spice	853	-
Salad spice	856	-
Nano tea	145	-
	3,562	-

"Sacred Spices, Inc."
Consolidated Financial Statements
31 December 2018 13

During the year the Group has sold 10,369 items of spices of all sorts.

In US dollars	Year ended 31 December 2018	Year ended 31 December 2017
Raw materials for spices	1,056	-
Standup pouch	994	-
Freight	495	
Amortization	336	-
Labels	279	-
Customs clearance	257	-
Nano tea	145	-
	3,562	-

11 Administrative expenses

In US dollars	Year ended 31 December 2018	Year ended 31 December 2017
Legal fees	1,353	-
Payroll expenses	1,242	-
Business license fee	750	
Corporate turnover tax	332	
Computer and internet expenses	186	-
Bank service charges	30	-
	3,893	-

12 Subsequent events

On 31 January 2019 the Company amended its Articles of Incorporation to increase its authorized share capital. As a result, the authorized stock now consists of 200,000,000 shares of common stock at a par value of USD $0.001 per share, all of which stock shall be entitled to voting power.

On 1 February 2019 the Company converted USD 5,000 of the debt owed to its President to 5,000,000 shares of common stock at the par value of USD 0.001 per share. As a result, the debt owed to a related party decreased from USD 7,011 to USD 2,011 and the number of shares issued and outstanding increased from 35 to 5,000,035.

"Sacred Spices, Inc."
Consolidated Financial Statements
31 December 2018 14

5,000,000 Shares

SACRED SPICES, INC.

Common Stock

Prospectus

              , 2019

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by us in connection with this offering. All amounts shown are estimates except for the SEC registration fee.

SEC registration fee$         15

Printing and engraving     500

Legal fees and expenses15,000

Accounting fees and expenses  1,000

Transfer agent and registrar fees  5,000

Miscellaneous     500

Total$

Item 14. Indemnification of Officers and Directors

Section 78.7502 of the Nevada Revised Statutes, or NRS, provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of ours may be indemnified by us against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement, and reasonable expenses (including attorneys’ fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys’ fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests. This indemnification does not apply, (i) in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to us, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, (ii) in a non-derivative action, to any criminal proceeding in which such person had no reasonable cause to believe his conduct was unlawful.

Article VII of our bylaws provides for the indemnification of officers, directors and third parties to the fullest extent permissible under Nevada law. We intend to purchase and maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, however we have not yet done so.

See also the undertakings set out in response to Item 17 herein.

Item 15. Recent Sales of Unregistered Securities

We have issued and sold the following securities since October 5, 2016 (inception):

1.	From October 5, 2016 to December 31, 2018, we issued one share of stock to our President and sole Director for $1.00 per share.

2.	From January 1, 2019 through March 5, 2019, we issued 5,000,000 shares of our common stock to our President and sole Director for services valued at $0.001 per share.

The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act as transactions by an issuer with its officer and director and not involving a public offering. The recipient of the securities in each such transaction represented her intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof.

Item 16. Exhibits and Financial Statement Schedules

(a)    Exhibits.

Exhibit Number	Exhibit Title

3.1	Certificate of Incorporation of the Registrant.
3.2	Amended Certificate of Incorporation of the Registrant.
3.3	Bylaws of the Registrant as currently in effect
4.1*	Specimen Common Stock Certificate of the Registrant.
5.1*	Opinion of Daniel Masters, Attorney at Law.
23.1*	Consent of Independent Registered Public Accounting Firm.
23.2*	Consent of Daniel Masters, Attorney at Law (see Exhibit 5.1).

_________________

*	To be filed by amendment.

(b)    Financial Statement Schedules.

All other schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes to promptly provide to each purchaser, upon acceptance of his/her/their subscription, certificate(s) registered in their name(s).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

(a)    Exhibits.

Exhibit Number	Exhibit Title

3.1	Certificate of Incorporation of the Registrant.
3.2	Amended Certificate of Incorporation of the Registrant.
3.3	Bylaws of the Registrant as currently in effect
4.1*	Specimen Common Stock Certificate of the Registrant.
5.1*	Opinion of Daniel Masters, Attorney at Law.
23.1*	Consent of Independent Registered Public Accounting Firm.
23.2*	Consent of Daniel Masters, Attorney at Law (see Exhibit 5.1).

_________________

*	To be filed by amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Yerevan, Armenia, on the 5th day of March, 2019.

SACRED SPICES, INC.

By:	/s/ Yeva Vardanyan
Yeva Vardanyan President, Chief Executive Officer and Sole Director